Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

GI GENERATE PARENT LLC,

THE COOPER COMPANIES, INC.,

COOPERSURGICAL, INC.,

BRUIN MERGER SUB, LLC

and

GI PARTNERS ACQUISITIONS LLC, solely in

its capacity as the Representative

November 6, 2021

i

Table of Contents

(Continued)

Table of Contents

(Continued)

INDEX OF EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Letter of Transmittal
Exhibit C	Form of Option Acknowledgement Agreement
Exhibit D	Reference Statement
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Paying Agent Agreement
Exhibit G	Form of Merger Consideration Schedule

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 6, 2021, is made by and among GI Generate Parent LLC, a Delaware limited liability company (the “Company”), CooperSurgical, Inc., a Delaware corporation (the “Parent”), Bruin Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Parent (the “Merger Sub”), and GI Partners Acquisitions LLC, solely in its capacity as the representative for the Securityholders (as defined below) (the “Representative”), and, for the limited purposes specified herein, The Cooper Companies, Inc., a Delaware corporation (“Ultimate Parent”). The Parent, the Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Representative, and, solely in its capacity as and solely to the extent applicable, the Ultimate Parent, shall be referred to herein from time to time as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE XI below.

RECITALS

WHEREAS, the boards of managers or directors, as applicable, of the Company, the Parent and the Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and equityholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger (as defined below), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Parent has approved this Agreement and the Merger in its capacity as the sole member of the Merger Sub;

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding membership interests of the Company immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration (as defined below) as provided herein; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) Subject to the terms and conditions hereof, at the Effective Time, the Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the Limited Liability Company Act of the State of Delaware (the “Act”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving company (the “Surviving Company”).

(b) At the Closing, the Company and the Merger Sub shall cause a certificate of merger substantially in the form of Exhibit A attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the Act in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as the Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, immunities, powers and franchises of and be subject to all of the liabilities, restrictions, and duties of the Company and the Merger Sub, all as provided under the Act.

1.02 Effect on Company Units.

(a) Series A Units. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(i) each Series A Unit issued and outstanding at the Effective Time (other than Excluded Series A Units) shall be cancelled, extinguished and converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to the sum of (A) the Per-Series A Unit Closing Consideration and (B) the Per-Series A Unit Additional Consideration; and

(ii) each Series A Unit, if any, held immediately prior to the Effective Time by the Parent, the Merger Sub or the Company shall be canceled and no payment shall be made with respect thereto (the “Excluded Series A Units”).

(b) Class A Common Units. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(i) each Class A Common Unit issued and outstanding at the Effective Time (other than Excluded Class A Common Units) shall be cancelled, extinguished and converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to the sum of (A) the Per-Class A Common Unit Closing Consideration and (B) the Per-Class A Common Unit Additional Consideration; and

(ii) each Class A Common Unit, if any, held immediately prior to the Effective Time by the Parent, the Merger Sub or the Company shall be canceled and no payment shall be made with respect thereto (the “Excluded Class A Common Units”).

(c) Class B Common Units. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(i) each Class B Common Unit issued and outstanding at the Effective Time (other than Excluded Class B Common Units) shall be cancelled, extinguished and converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to the sum of (A) the Per-Class B Common Unit Closing Consideration and (B) the Per-Class B Common Unit Additional Consideration; and

(ii) each Class B Common Unit, if any, held immediately prior to the Effective Time by the Parent, the Merger Sub or the Company shall be canceled and no payment shall be made with respect thereto (the “Excluded Class B Common Units”).

(d) Class C Common Units. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(i) each Class C Common Unit issued and outstanding at the Effective Time (other than Excluded Class C Common Units) shall be cancelled, extinguished and converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to the sum of (A) the Per-Class C Common Unit Closing Consideration and (B) the Per-Class C Common Unit Additional Consideration; and

(ii) each Class C Common Unit, if any, held immediately prior to the Effective Time by the Parent, the Merger Sub or the Company shall be canceled and no payment shall be made with respect thereto (the “Excluded Class C Common Units”).

(e) Class D Common Units. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(i) each Class D Common Unit issued and outstanding at the Effective Time (other than Excluded Class D Common Units) shall be cancelled, extinguished and converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to the sum of (A) the Per-Class D Common Unit Closing Consideration and (B) the Per-Class D Common Unit Additional Consideration; and

(ii) each Class D Common Unit, if any, held immediately prior to the Effective Time by the Parent, the Merger Sub or the Company shall be canceled and no payment shall be made with respect thereto (the “Excluded Class D Common Units”).

1.03 Effect on Options. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (a) each Option that is outstanding at the Effective Time and that is either (x) not then vested or (y) not an In-the-Money Option shall automatically be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire any Common Units, without any payment of any consideration therefor; (b) each Option that is outstanding at the Effective Time and that is both (x) then vested and (y) an In-the-Money Option (a “Vested In-the-Money Option”) shall automatically be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire any Common Units, and in consideration therefor, the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the sum of (i) the Per-Option Closing Consideration for such Vested In-the-Money Option and (ii) the Per-Option Additional Consideration for such Vested In-the-Money Option (in each case, with respect to any Employee Optionholder, less applicable withholding); (c) the Equity Incentive Plan shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the Equity Interests of any Group Company shall be canceled, effective as of the Effective Time, without any liability on the part of any Group Company; and (d) no Person shall have any right under the Equity Incentive Plan or under any other plan, program, agreement or arrangement with respect to the Equity Interests of any Group Company (except as otherwise expressly provided in this ARTICLE I) at and after the Effective Time. At or prior to the Effective Time, the board of managers of the Company (or applicable committee thereof) shall terminate the Equity Incentive Plan effective at the Effective Time and shall approve the settlement and treatment of the Options as provided under this Section 1.03.

1.04 Effect on Membership Interests of the Merger Sub. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each membership interest of the Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued and fully paid membership interest of the Surviving Company.

1.05 Exchange of Company Units; Procedures for Options.

(a) The Parent shall effect the exchange of cash for the Series A Units, Class A Common Units, Class B Common Units, Class C Common Units and Class D Common Units that are outstanding as of immediately prior to the Effective Time and entitled to payment pursuant to Section 1.02. In connection with such exchange, by no later than fifteen (15) Business Days prior to the Closing Date, the Parent shall, or shall cause the Paying Agent to, email (or mail to the extent an email address is unavailable) to each such holder of Company Units a Letter of Transmittal, substantially in the form of Exhibit B attached hereto and instructions for use in surrender of the Company Units in exchange for the Applicable Consideration Amount for such holder’s Company Units (a “Letter of Transmittal”) at the email address or address, as applicable, set forth opposite such Unitholders name in the Merger Consideration Schedule. Each holder of Company Units outstanding as of immediately prior to the Effective Time may deliver a duly executed and completed Letter of Transmittal and, after the Effective Time, the Parent shall, or shall cause the Paying Agent to, promptly (and in any event within two (2) Business Days) after the Parent’s or the Paying Agent’s receipt of such duly executed and completed Letter of Transmittal, along with such other documents as the Paying Agent may reasonably require and described in the Letter of Transmittal, deliver or cause to be delivered to such holder a wire transfer in an amount equal to the amount of cash to which such holder is entitled under Section 1.02(a)(i)(A), Section 1.02(b)(i)(A), Section 1.02(c)(i)(A), Section 1.02(d)(i)(A) and/or Section 1.02(e)(i)(A) (less any applicable withholding taxes payable in accordance with Section 1.14), as applicable, to the account(s) designated by such holder in such holder’s Letter of Transmittal, and such Company Units so surrendered shall forthwith be cancelled; provided, that the Parent shall, or shall cause the Paying Agent to, deliver or cause to be delivered such amounts on the Closing Date to any holder of Company Units that has delivered a duly executed and completed Letter of Transmittal, along with such other documents as the Paying Agent may reasonably require and described in the Letter of Transmittal, to the Parent or the Paying Agent at least two (2) Business Days prior to the Closing Date. Any Company Unit held by a Unitholder that has delivered a Letter of Transmittal to the Parent or the Paying Agent pursuant to this Section 1.05(a) shall not be transferable on the books of the Company without the Parent’s prior written consent. At the Effective Time, the unit transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Units theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Company Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law. No interest shall be paid to holders of Company Units in connection with, or accrued on, any portion of the Applicable Consideration Amount in respect of such Company Units. Until so surrendered, outstanding Company Units shall be deemed from and after the Effective Time, to evidence only the right to receive the Applicable Consideration Amount in respect of such Company Units, without interest thereon, payable in respect thereof pursuant to the provisions of this ARTICLE I.

(b) By no later than fifteen (15) Business Days prior to the Closing Date, the Parent shall (or shall cause the Paying Agent to) email (or mail to the extent an email address is unavailable) to each holder of an Option that is entitled to payment pursuant to Section 1.03 with an Option Acknowledgement Agreement, substantially in the form of Exhibit C attached hereto (an “Option Acknowledgement Agreement”). A holder of Vested In-the-Money Options outstanding as of immediately prior to the Effective Time that delivers a duly executed and completed Option Acknowledgement Agreement at least two (2) Business Days prior to the Closing Date (to be held in escrow pending the Closing), shall, following the Effective Time (and in any event on the Closing Date, subject to the Company providing such assistance reasonably requested by the Parent prior to the Closing to facilitate a special payroll run on such date), be entitled to receive, and the Parent shall cause to be paid through the Company’s payroll system, an amount in cash equal to the amount which such holder is entitled under Section 1.03(b)(i) (less any applicable withholding taxes payable in accordance with Section 1.14). To the extent that any such holder of Vested In-the-Money Options outstanding as of immediately prior to the Effective Time delivers a duly executed and completed Option Acknowledgement Agreement less than two (2) Business Days prior to the Closing Date or at any time following the Closing Date, such holder shall be entitled to receive, and the Parent shall cause to be paid to such holder through the Company’s payroll system, an amount in cash equal to the amount which such holder is entitled under Section 1.03(b)(i) (less any applicable withholding taxes payable in accordance with Section 1.14) on the Company’s next regularly scheduled payroll date at least five (5) Business Days after such duly executed and completed Option Acknowledgement Agreement is delivered; provided that: (i) any such holder of Vested In-the-Money Options must deliver such duly executed and completed Option Acknowledgement Agreement no later than 5:00 p.m. Pacific Time on (x) February 20, 2022, if the Closing Date occurs in calendar year 2021, or (y) December 5, 2022, if the Closing Date occurs in calendar year 2022 (such deadline, the “Option Acknowledgement Deadline”); and (ii) if any such holder of Vested In-the-Money Options does not deliver such duly executed and completed Option Acknowledgement Agreement at or prior to the Option Acknowledgement Deadline, then such holder of Vested In-the-Money Options will not be entitled to receive any amount to which such holder would have otherwise been entitled under Section 1.03(b) in exchange for the cancellation and extinguishment of such holder’s Vested In-the-Money Options and such holder’s Options shall be cancelled and extinguished without the payment of any consideration therefor. Notwithstanding the foregoing, if such holder is a Non-Employee Optionholder, then the Parent shall make, or cause the Paying Agent to make, such payment directly to such holder via wire transfer to the account(s) designated by such holder in such holder’s Option Acknowledgement Agreement (rather than through the Company’s payroll system). Any Options held by an Optionholder that has delivered an Option

Acknowledgement Agreement to the Parent pursuant to this Section 1.05(b) shall not be transferable on the books of the Company without the Parent’s prior written consent. From and after the Effective Time, the holders of Options outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law.

1.06 Organizational Documents. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or the holders of any membership interests or other equity interests of any of the foregoing, the certificate of formation of the Surviving Company, as amended by the Certificate of Merger, shall be the certificate of formation of the Surviving Company until thereafter amended, subject to Section 6.03, in accordance with the provisions thereof and the Act. At the Effective Time, the limited liability company agreement of the Surviving Company shall be amended and restated in its entirety in the form of the limited liability company agreement of the Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended, subject to Section 6.03, in accordance with the provisions thereof, the certificate of formation of the Surviving Company and the Act.

1.07 Directors and Officers. From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the managers of the Merger Sub at the Effective Time shall be the managers of the Surviving Company, and the officers of the Merger Sub at the Effective Time shall be the officers of the Surviving Company, each such initial manager and initial officer to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Company as in effect from and after the Effective Time.

1.08 Closing Calculations. Not less than three (3) Business Days prior to the anticipated Closing Date, (a) the Company shall deliver to the Parent a written statement (the “Estimated Closing Statement”), signed by a duly authorized officer of the Company, setting forth (i) a consolidated estimated balance sheet of the Group Companies as of the Reference Time (without giving effect to the transactions contemplated herein), (ii) the Company’s good faith estimate of Closing Cash (the “Estimated Cash”), (iii) the Company’s good faith estimate of Closing Indebtedness (the “Estimated Indebtedness”), (iv) the Company’s good faith estimate of Closing Net Working Capital (the “Estimated Net Working Capital”), (v) the Company’s good faith estimate of Unpaid Transaction Expenses (“Estimated Transaction Expenses”), (vi) the amount of the Estimated Cash Consideration, and (vii) the amount of the Closing Cash Payment, along with, in each case of clauses (vi) and (vii), the calculations thereof and reasonable supporting detail (as may be reasonably requested by the Parent), and (b) the Representative shall deliver to the Parent the Merger Consideration Schedule, in accordance with Section 5.04. The Estimated Closing Statement and the determinations contained therein shall be prepared on a consolidated basis for the Group Companies in accordance with this Agreement (including the definitions in this Agreement). Following the Parent’s receipt of the Estimated Closing Statement and prior to the Closing, (i) the Parent shall have the right to comment in good faith on the estimates or calculations included in the Estimated Closing Statement and the Company shall consider any such comments in good faith; provided that the Parent and/or Merger Sub shall not have the right to delay or fail to consummate the Closing in the event of any dispute with respect to the Estimated Closing Statement and no such dispute shall be grounds for any failure of any condition to the Closing to be satisfied or for the Closing to be delayed.

1.09 Final Closing Balance Sheet Calculation. As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Parent shall prepare in good faith and deliver to the Representative (a) a consolidated balance sheet of the Group Companies as of the Reference Time (the “Closing Balance Sheet”) and (b) a written statement showing the Closing Cash, Closing Indebtedness, Closing Net Working Capital and Unpaid Transaction Expenses (the “Closing Statement”). The Closing Balance Sheet and the Closing Statement shall be prepared on a consolidated basis for the Group Companies in accordance with this Agreement (including the definitions in this Agreement). The Parties agree that the purpose of preparing the Closing Balance Sheet and determining Closing Cash, Closing Indebtedness, Closing Net Working Capital and Unpaid Transaction Expenses and the related purchase price adjustment contemplated by this Section 1.09 is to measure the amount of Closing Cash, Closing Indebtedness, Closing Net Working Capital and Unpaid Transaction Expenses, and

such processes are not intended to permit the introduction of judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies that are different than those set forth in this Agreement or the Accounting Principles for the purpose of preparing the Closing Balance Sheet or determining Closing Cash, Closing Indebtedness, Closing Net Working Capital or Unpaid Transaction Expenses. The calculations of Closing Cash, Closing Indebtedness and Closing Net Working Capital in the Closing Statement will entirely disregard (i) any and all effects on the Group Companies (including the assets and liabilities of the Group Companies) as a result of the transactions contemplated hereby or any financing or refinancing arrangements entered into at any time by the Parent or its Affiliates or any other transaction entered into by the Parent or its Affiliates in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, fundings, payments or changes that the Parent or its Affiliates initiates or makes or causes to be initiated or made after the Closing with respect to the Group Companies or their respective businesses or assets, or any facts or circumstances that are unique or particular to the Parent or its Affiliates or any of their respective assets or liabilities. The Parent will, and will cause the Company and its Subsidiaries to, (x) reasonably assist the Representative and its representatives in the review of the Closing Balance Sheet and the Closing Statement and provide the Representative and its representatives access, upon reasonable prior notice during normal business hours, and in such a manner as not to unreasonably interfere with the normal operations of the Group Companies, to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities, accountants and employees of the Company and its Subsidiaries for purposes of their review of the Closing Balance Sheet and the Closing Statement, and (y) reasonably cooperate with the Representative and its representatives in connection with such review, including providing on a timely basis all other information reasonably necessary or useful in connection with the review of the Closing Balance Sheet and the Closing Statement as is reasonably requested by the Representative or its representatives. If the Representative has any objections to the Closing Balance Sheet or the Closing Statement, the Representative shall deliver to the Parent a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Parent within forty-five (45) days following the date of delivery of the Closing Balance Sheet and the Closing Statement, the Closing Balance Sheet and the Closing Statement shall be final, binding and non-appealable by the Parties. If the Representative delivers an Objection Statement, the Representative and the Parent shall negotiate in good faith to resolve any such objections and all such discussions related thereto will (unless otherwise agreed by the Parent and the Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. Any items agreed to by the Representative and the Parent in writing are collectively referred to herein as “Resolved Matters.” If the Representative and the Parent do not reach a final resolution within thirty (30) days (or such longer period as the Parent and the Representative may agree in writing) after the delivery of the Objections Statement, the Representative and the Parent shall submit such dispute to BDO USA, LLP, or if BDO USA, LLP is unwilling or unable to accept such engagement, such other nationally recognized independent accounting firm as shall be mutually agreed upon in writing by the Parent and the Representative (BDO USA, LLP, or such other mutually agreed upon accounting firm, the “Designated Accounting Firm”). Any further submissions to the Designated Accounting Firm must be written and delivered to each party to the dispute. The Designated Accounting Firm shall consider only those items and amounts that are identified in the Objections Statement and that are not Resolved Matters as being items that the Representative and the Parent are unable to resolve. The Designated Accounting Firm shall act as an expert and not as an arbitrator. The Designated Accounting Firm’s determination shall be based solely on the definitions of Closing Cash, Closing Indebtedness, Closing Net Working Capital and Unpaid Transaction Expenses contained herein and the provisions of this Agreement, including this Section 1.09. The Representative and the Parent will instruct the Designated Accounting Firm to, and the Designated Accounting Firm will, resolve all disagreements as soon as practicable in amounts between the disputed amounts set forth in the Closing Balance Sheet and the Closing Statement and the Objections Statement, other than the Resolved Matters. Further, the Designated Accounting Firm’s determination shall be based solely on the presentations by the Parent and the Representative that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Designated Accounting Firm (which resolution will be requested by the parties to be delivered not more than thirty (30) days following submission of the dispute to the Designated Accounting Firm including a copy of its calculations) shall be final and binding on the Parties hereto, and such resolution will not be subject to court review or otherwise be appealable. The Designated Accounting Firm’s calculations delivered pursuant to the terms of this Section 1.09, with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by the Parent or the Representative, as the case may be, and no lower than the lower amount calculated by the Parent or the Representative, as the case may be. The costs and expenses of the Designated Accounting Firm shall be allocated by the Designated Accounting Firm between the Parent, on the one hand, and the Representative (on behalf of the Securityholders), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Representative claims Final Cash Consideration is $1,000 greater than the amount determined by the Parent, and the Parent contests only $500 of the amount claimed by the Representative, and if the Designated Accounting Firm ultimately resolves the dispute by awarding the Representative (for the benefit of the Securityholders) $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Representative (for the benefit of the Securityholders).

1.10 Post-Closing Adjustment Payment.

(a) If the Final Cash Consideration exceeds the Estimated Cash Consideration (such excess, the “Excess Amount”), the Parent shall promptly (but in any event within two (2) Business Days) pay the Excess Amount by wire transfer of immediately available funds as follows: (i) to the Paying Agent, a portion of the Excess Amount equal to the aggregate amount to be paid to Unitholders under this Section 1.10(a) as set forth in the Merger Consideration Schedule, for distribution by the Paying Agent to the Unitholders in accordance with the Merger Consideration Schedule; and (ii) to the Company, a portion of the Excess Amount (for the avoidance of doubt, disregarding any applicable withholding) equal to the aggregate amount to be paid to holders of Vested In-the-Money Options under this Section 1.10(a) as set forth in the Merger Consideration Schedule, for distribution by the Company to such holders (any such payment to be made to any Employee Optionholder, to be reduced by applicable withholdings) through the Company’s payroll system in accordance with the Merger Consideration Schedule (provided, that, notwithstanding the foregoing, if such holder is a Non-Employee Optionholder, then the Parent shall make, or cause the Paying Agent to make, such payment directly to such holder via wire transfer to the account(s) designated by such holder in such holder’s Option Acknowledgement Agreement (rather than through the Company’s payroll system)).

(b) If the Final Cash Consideration is less than the Estimated Cash Consideration, the Parent and the Representative (on behalf of the Securityholders) shall promptly (but in any event within two (2) Business Days) deliver a joint written instruction to the Escrow Agent to pay to the Parent the absolute value of such difference by wire transfer of immediately available funds from the Escrow Account to one (1) or more accounts designated by the Parent to the Representative and the Escrow Agent. Notwithstanding anything to the contrary in this Agreement, the Securityholders and the Representative shall not have any liability for any amounts due pursuant to Section 1.09 or this Section 1.10 except to the extent of the funds available in the Escrow Account.

(c) Exhibit D attached hereto sets forth an illustrative statement (the “Reference Statement”) setting forth the various line items used (or to be used) in, and illustrating as of the date set forth therein, the calculation of Cash, Indebtedness and Net Working Capital prepared and calculated in accordance with this Agreement.

1.11 Escrow Account.

(a) At the Closing, pursuant to Section 2.02(b), the Parent shall deposit $8,025,000 (the “Escrow Amount”) in immediately available funds into an escrow account (the “Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in the form of Exhibit E attached hereto, to be entered into on the Closing Date by the Parent, the Representative and the Escrow Agent (the “Escrow Agreement”).

(b) The Escrow Amount shall serve as a security for, and be the sole source of payment of, the Parent’s rights pursuant to Section 1.10(b), if any. Promptly following the determination of the Final Cash Consideration, and the making of all payments due pursuant to Section 1.10(b), if any, if there are any amounts remaining in the Escrow Account (the “Remaining Escrow Amount”), then the Parent and the Representative shall deliver a joint written instruction to the Escrow Agent to pay the Remaining Escrow Amount by wire transfer of immediately available funds as follows: (i) to the Paying Agent, a portion of the Remaining Escrow Amount equal to the aggregate amount to be paid to Unitholders under this Section 1.11 as set forth in the Merger Consideration Schedule, for distribution by the Paying Agent to the Unitholders in accordance with the Merger Consideration Schedule; and (ii) to the Company, a portion of the Remaining Escrow Amount (for the avoidance of doubt, disregarding any applicable withholdings) equal to the aggregate amount to be paid to holders of Vested In-the-Money Options under this Section 1.11 as set forth in the Merger Consideration Schedule, for distribution by the Company to such holders (any such payment to be made to any Employee Optionholder to be reduced by applicable withholdings) through the Company’s payroll system in accordance with the Merger Consideration Schedule (provided, that, notwithstanding the foregoing, if such holder is a Non-Employee Optionholder, then the Parent shall make, or cause the Paying Agent to make, such payment directly to such holder via wire transfer to the account(s) designated by such holder in such holder’s Option Acknowledgement Agreement (rather than through the Company’s payroll system)).

(c) The Parent shall pay all fees payable to the Escrow Agent under the Escrow Agreement.

1.12 Paying Agent. Prior to the Closing, the Parent (at its sole cost and expense)shall appoint PNC Bank, National Association to act as paying agent (the “Paying Agent”) for the payment of amounts payable in respect of the Company Units (and, in the case of Non-Employee Optionholders, Options) in accordance with the terms of this Agreement and, in connection therewith, shall enter into on the Closing Date a paying agent agreement with the Paying Agent in the form attached hereto as Exhibit F (the “Paying Agent Agreement”). The Parent shall pay all fees payable to the Paying Agent under the Paying Agent Agreement.

1.13 Representative Reserve Fund. At the Closing, pursuant to Section 2.02(f), the Parent shall pay an amount in cash equal to $1,000,000 (the “Representative Reserve Fund”) to the Representative pursuant to payment instructions delivered by the Representative to the Parent. The Representative Reserve Fund will be retained by the Representative and will be used by the Representative to satisfy any potential payments to be made by the Securityholders or the Representative hereunder and to pay, reimburse and/or satisfy any losses, damages, costs, liabilities, fees or expenses incurred by the Representative in connection with the performance of its duties hereunder, including with respect to any fees, costs or expenses incurred by the Representative in connection with the adjustment provisions contained in Sections 1.09 and 1.10. The Representative Reserve Fund will be retained by the Representative until such time as the Representative will determine in its sole discretion. At such time as the Representative determines to release the Representative Reserve Fund to the Securityholders, the Representative will pay the remaining balance (if any) of the Representative Reserve Fund (such remaining balance, the “Remaining Representative Reserve Fund Amount”) by wire transfer of immediately available funds as follows: (i) to the Paying Agent, a portion of the Remaining Representative Reserve Fund Amount equal to the aggregate amount to be paid to Unitholders under this Section 1.13 as set forth in the Merger Consideration Schedule, for distribution by the Paying Agent to the Unitholders in accordance with the Merger Consideration Schedule; and (ii) to the Company, a portion of the Remaining Representative Reserve Fund Amount (for the avoidance of doubt, disregarding any applicable withholdings) equal to the aggregate amount to be paid to holders of Vested In-the-Money Options under this Section 1.13 as set forth in the Merger Consideration Schedule, for distribution by the Company to such holders (in any such payment to be made to any Employee Optionholder, to be reduced by applicable withholdings) through the Company’s payroll system in accordance with the Merger Consideration Schedule (provided, that, notwithstanding the foregoing, if such holder is a Non-Employee Optionholder, then the Parent shall make, or cause the Paying Agent to make, such payment directly to such holder via wire transfer to the account(s) designated by such holder in such holder’s Option Acknowledgement Agreement (rather than through the Company’s payroll system)). For income Tax purposes, the Representative Reserve Fund will be treated as having been received and voluntarily set aside by the

Securityholders at the time of Closing. The parties agree that the Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Reserve Fund.

1.14 Withholding Rights. The Parent shall be entitled to deduct and withhold from any payments deliverable under this Agreement to any Person, such amounts as are required to be deducted and withheld with respect to any such payments under the Code or any provision of applicable Tax Law. If the Parent determines that any such deduction or withholding is required (other than in respect of “wages” or other payments treated as compensation for services, U.S. federal breakup withholding or the failure of the Company to deliver the certificate referred to in Section 7.01(e)(ii)), the Parent shall use commercially reasonable efforts to provide the Representative with at least five (5) days’ prior written notice of the Parent’s intended withholding. To the extent that amounts are so withheld and timely paid to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made. Amounts withheld hereunder shall be paid by the withholding agent to the applicable Governmental Entity in accordance with Law.

ARTICLE II

THE CLOSING

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul Hastings LLP located at 101 California Street, Forty-Eighth Floor, San Francisco, California 94111 at 8:00 a.m. local time on the fourth (4th) Business Day following satisfaction or waiver (by the Person entitled to the benefit thereof) of the conditions set forth in ARTICLE VII hereof (other than those conditions which by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Person entitled to the benefit thereof) of such conditions) or on such other date and/or time as is mutually agreed upon in writing by the Parent and the Representative; provided, however, that if the Closing would otherwise occur during the last two weeks of a Parent Fiscal Quarter, the Parent shall have the option, in its sole discretion, upon delivery to the Company prior to the end of such fourth (4th) Business Day of written notice (which written notice shall include a written waiver of the conditions set forth in Section 7.01) to elect to postpone the Closing until the second (2nd) Business Day following the last date of such Parent Fiscal Quarter. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions:

(a) at the Closing, the Company and the Merger Sub shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware;

(b) on the Closing Date, promptly following the Effective Time, the Parent shall deposit the Escrow Amount into the Escrow Account in accordance with the Escrow Agreement;

(c) on the Closing Date, promptly following the Effective Time, the Parent shall repay, or cause to be repaid, on behalf of the Group Companies, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness under the Credit Agreements by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(d) at the Closing, the Parent and the Company shall make such other deliveries as are required by ARTICLE VII hereof;

(e) on the Closing Date, promptly following the Effective Time, the Parent shall pay, or cause to be paid, on behalf of the Company, the Unpaid Transaction Expenses by wire transfer of immediately available funds as directed by the Representative;

(f) on the Closing Date, promptly following the Effective Time, the Parent shall pay an amount equal to the Representative Reserve Fund to the Representative by wire transfer of immediately available funds to an account designated by the Representative;

(g) on the Closing Date, promptly following the Effective Time, the Parent shall pay the Unitholder Closing Cash Payment to the Paying Agent for further distribution by the Paying Agent to the Unitholders in accordance with the Merger Consideration Schedule and Section 1.05(a); and

(h) on the Closing Date, promptly following the Effective Time, the Parent shall pay the Optionholder Closing Cash Payment to the Company for further distribution by the Company to holders of Vested In-the-Money Options through the Company’s payroll system in accordance with the Merger Consideration Schedule and Section 1.05(b) (in each case, any such payment to be made to any Employee Optionholder, to be reduced by applicable withholdings) (provided, that, notwithstanding the foregoing, if such holder is a Non-Employee Optionholder, then the Parent shall make, or cause the Paying Agent to make, such payment directly to such holder via wire transfer to the account(s) designated by such holder in such holder’s Option Acknowledgement Agreement (rather than through the Company’s payroll system)).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to the Parent as follows:

3.01 Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite limited liability company power and authority necessary to own, lease or operate its properties and assets owned, leased or operated by it and to carry on its businesses as now conducted, except where the failure to hold such power and authority would not have a Material Adverse Effect. The Company is qualified or licensed to do business in every jurisdiction in which its ownership of property or assets or the conduct of business as now conducted requires such qualification or license, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

3.02 Subsidiaries. Schedule 3.02 accurately sets forth each Subsidiary of the Company, its name, jurisdiction of organization, entity type, authorized and issued and outstanding capital stock or other equity interests and the record ownership as of the date of this Agreement of all capital stock or other equity interests issued thereby. Each of the Subsidiaries identified on Schedule 3.02 is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate, or other legal entity, as the case may be, power and authority to own, lease or operate its properties and assets owned, leased or operated by it and to carry on its businesses as now conducted and is qualified or licensed to do business in every jurisdiction in which its ownership of property or assets or the conduct of its businesses as now conducted requires such qualification or license, except in each such case where the failure to hold such power and authority or to be so qualified or licensed would not have a Material Adverse Effect.

3.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on the part of the Company and the Unitholders, and no other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

(b) Except as set forth on Schedule 3.03(b), and except for (x) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (y) compliance with and filings under the HSR Act and (z) any violation, conflict, breach or default resulting solely from the Parent being party to the transactions contemplated hereby, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificates of formation, certificates of incorporation, limited liability company agreements or bylaws (or equivalent organizational documents) of any Group Company in any material respect, (ii) require any consent or approval under, contravene, conflict with, violate or result in a breach of or constitute (with or without giving of notice, the lapse of time or both) a violation or default (or give rise to any right of termination, acceleration or cancellation of any rights or obligations) under any Material Contract or (iii) contravene, conflict with, or result in a violation of any Law to which any of the Group Companies is subject or by which any of its respective properties or assets is bound, or (iv) result in the creation of a Lien (other than Permitted Liens) on any property or asset of the Group Companies, except where the failure of any of the representations and warranties contained in clauses (ii), (iii) or (iv) above to be true would not have a material and adverse impact on any of the businesses of the Group Companies.

(c) Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (collectively, the “Enforceability Exceptions”). No appraisal or similar rights are available to any Unitholder under Contract or applicable Law in connection with the Merger or the consummation of the transactions contemplated by this Agreement.

3.04 Capitalization.

(a) Schedule 3.04(a) sets forth (i) a complete and accurate list of the authorized, issued and outstanding Company Units as of the date hereof and (ii) with respect to each Option issued and outstanding as of the date hereof, the grantee, the date of grant, the exercise price per unit, the number and class of Common Units subject thereto, the vesting schedule thereof and any accelerated vesting provision thereof, and except as set forth on Schedule 3.04(a), no other equity or equity-linked securities of the Company are authorized, issued or outstanding as of the date hereof, including, without limitation, any options, appreciation rights, restricted Common Units, profits interests, phantom equity interests or similar awards or rights.

(b) All of the outstanding Company Units have been duly authorized and validly issued and are fully paid, and were issued in all material respects in accordance with the registration or qualification requirements of the Securities Act of 1933, as amended (the “Securities Act”), and any relevant state securities Laws or pursuant to valid exemptions therefrom. Immediately after the Closing, the Parent shall own all of the outstanding Company Units, free and clear of any Liens or any other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws or Liens created by the Parent or its Affiliates. The outstanding Company Units are held of record by the Persons set forth on Schedule 3.04(b)(i), which shall detail the number and class of Company Units held by each such Person. Except as set forth on Schedule 3.04(b)(ii), there are no outstanding (i) Company Units or any other equity security of the Company issuable upon conversion or exchange of any issued and outstanding security of the Company (other than any Company Units that may be issued after the date hereof in connection with the exercise of any Options), (ii) options, warrants, calls or other rights, arrangements, commitments or other agreements to acquire, purchase or subscribe for Company Units or any other equity security of the Company, (iii) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company or (iv) Contracts of any kind to which any member of the Group Companies is subject or bound requiring the issuance after the date hereof of (A) any Company Units or other membership units of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i), (C) any options, warrants, calls or other rights of the type referred to in clause (ii), or (D) any rights of the type set forth in clause (iii).

(c) Each Option is exempt from the application of Section 409A of the Code, was granted to a “service provider” within the meaning of Section 409A of the Code, covers “service recipient stock” within the meaning of Section 409A of the Code and has an exercise price per unit that is and never has been less than the “fair market value,” within the meaning of Section 409A of the Code, of a Company Unit as of the date of grant. The holder of each Common Unit that was subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, timely filed an election under Section 83(b) of the Code with the Internal Revenue Service.

(d) All issued and outstanding shares of capital stock or other ownership or equity interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, free and, as applicable, clear of any Liens other than restrictions on transfer arising under applicable federal and state securities Laws or the applicable operating agreement or other comparable governing documents of such Subsidiary of the Company. There are no outstanding (i) equity securities of any of the Company’s Subsidiaries issuable upon conversion or exchange of any issued and outstanding security of any of the Company’s Subsidiaries, (ii) options, warrants calls or other rights, arrangements, commitments or other agreements to acquire, purchase or subscribe for the capital stock or any other equity security of any of the Company’s Subsidiaries, (iii) equity appreciation, phantom equity, profit participation or similar rights with respect to any of the Company’s Subsidiaries or (iv) Contracts of any kind to which any member of the Group Companies is subject or bound requiring the issuance after the date hereof of (A) any capital stock or other membership units of any of the Company’s Subsidiaries, (B) any convertible or exchangeable security of the type referred to in clause (i), (C) any options, warrants, calls or other rights of the type referred to in clause (ii), or (D) any rights of the type set forth in clause (iii). No member of the Group Companies is subject to any contractual obligations to purchase, redeem or otherwise acquire any of capital stock or other ownership or equity interests of any member of the Group Companies. Except as set forth on Schedule 3.04(d), neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any corporation, organization or entity that is not a Group Company.

(e) Except for the Company LLC Agreement, there are no voting trusts, proxies or other agreements or understandings to which any member of the Group Companies is bound with respect to voting of any membership interests, capital stock or other ownership or equity interests of any member of the Group Companies. Except for a Group Company’s direct or indirect interest in another Group Company as set forth on Schedule 3.02 or except as set forth on Schedule 3.04(d), no member of the Group Companies owns or holds, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity ownership interest in any corporation, organization or entity that is not a Group Company, and no member of the Group Companies is subject to any obligation or requirement to provide for or make any investment in or capital contribution to any Person (other than another Group Company). No member of the Group Companies is subject to any bankruptcy, dissolution, liquidation, reorganization or similar Action. There are no bonds, debentures, notes or other Indebtedness of any member of the Group Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the equityholders of such member of the Group Companies may vote.

(f) The Company has not violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or Contracts in connection with the offer, sale, issuance or allotment of any of the Company Units. Except as required by the terms of the Company LLC Agreement, the Company has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by the Company. At the Closing, there shall be no due and unpaid dividends, distribution or similar participation interests under the LLC Agreement other than and excluding any such amounts to be paid at the Closing in accordance with Section 1.02.

(g) The Merger Consideration Schedule delivered at the Closing will be accurate and complete in all material respects as of the Effective Time and will accurately set forth in all material respects the amount of the

Merger Consideration which each Securityholder is entitled pursuant to the Company LLC Agreement, any other Contract by which any members of the Group Companies are bound, and applicable Law.

3.05 Financial Statements.

(a) Schedule 3.05(a) contains true and complete copies of (i) the Company’s unaudited consolidated balance sheet as of June 30, 2021 (the “Latest Balance Sheet”) and the related statement of operations for the six (6) month period ended June 30, 2021 (the “Interim Financial Statements”) and (ii) the Company’s audited consolidated balance sheet and statements of operations, member’s equity and cash flows for the fiscal years ended December 31, 2020 and 2019 (the “Annual Financial Statements”, and together with the Interim Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared from, and consistent with the books and records of the Group Companies, and have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Group Companies (taken as a whole) as of the times and for the periods referred to therein, except as may be indicated in the notes thereto and subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments, which will not, individually or in the aggregate, be material in nature or amount.

(c) Except as would not have a material and adverse impact on any of the businesses of the Group Companies, all accounts receivable, notes receivable and other receivables (other than receivables collected since the date of the Latest Balance Sheet) reflected on Latest Balance Sheet are, and all accounts receivable, notes receivable and other receivables arising from or otherwise relating to the business of the Group Companies since the date of the Latest Balance Sheet are, valid, genuine, arm’s length obligations for the provision of goods or services generated in the Ordinary Course of Business, and (to the knowledge of the Company) fully collectable in the aggregate amount thereof, subject to normal customary trade discounts, less any reserves for doubtful accounts recorded on the Latest Balance Sheet.

(d) Schedule 3.05(d) sets forth a true, complete and correct list of all Indebtedness of the Group Companies as of the date hereof.

(e) All books, records and accounts of the Group Companies are accurate and complete in all material respects and are maintained in all material respects in accordance with applicable Law. Except as would not have a material and adverse impact on any of the businesses of the Group Companies, the Group Companies have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with the appropriate authorizations of management and the board of managers of the Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies, (iv) that the amount recorded for assets on the books and records of the Group Companies are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.06 Absence of Certain Developments; Undisclosed Liabilities.

(a) During the period from the date of the Latest Balance Sheet to the date of this Agreement, there has not be any event, circumstance, change, occurrence or effect that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect. Except as set forth on Schedule 3.06(a), during the period from the date of the Latest Balance Sheet to the date of this Agreement:

(i) the members of the Group Companies have conducted their respective businesses in all material respects in the Ordinary Course of Business (other than actions taken in contemplation by this Agreement or the other Transaction Documents and any related sale process);

(ii) no member of the Group Companies has effected any recapitalization, reclassification, distribution (other than tax distributions), equity split or like change in its capitalization;

(iii) no member of the Group Companies has issued, sold, redeemed or purchased any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities;

(iv) the Company has not declared, set aside, made or paid any dividends or other distributions to its equity holders payable in cash, property or otherwise, with respect to any interests in the Company;

(v) no member of the Group Companies has sold, assigned, transferred, mortgaged, pledged or subjected to any Lien any of its properties or assets (other than patents, trademarks, trade names or copyrights) with a fair market value in excess of $250,000, except for Permitted Liens;

(vi) no member of the Group Companies has sold, assigned or transferred any material patents, trademarks, trade names or copyrights, except in the Ordinary Course of Business;

(vii) except to the extent required under the Leases, no member of the Group Companies has made, committed to make or authorized any capital expenditure in excess of $250,000 individually;

(viii) no member of the Group Companies has made any material loan to, any other Person, or has cancelled any material debts or claims or waived, released or assigned any rights or claims of material value;

(ix) no member of the Group Companies has incurred any Indebtedness for borrowed money or assumed, guaranteed or endorsed any Indebtedness for borrowed money of any Person;

(x) no member of the Group Companies has entered into any Material Contract, amended any Material Contract (except in the Ordinary Course of Business) or terminated or received any notice of termination of any Material Contract;

(xi) no member of the Group Companies has amended or authorized the amendment of its organizational documents;

(xii) no member of the Group Companies has made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee or consultant who is a natural person or entered into any employment Contract or hired any employee other than bonuses, compensation increases, promotions or new hires of or with respect to non-executive employees or consultants in the Ordinary Course of Business;

(xiii) no member of the Group Companies has acquired (including by merger, consolidation, license or sublicense) any equity interest in any Person or a substantial portion of the assets or business of any Person, or otherwise acquired any material assets of any Person other than in the Ordinary Course of Business;

(xiv) other than as required by GAAP or applicable Law, no member of the Group Companies has made any change, in any material respect, in the accounting principles or methods of the Group Companies or the manner of keeping books, accounts and records of the Group Companies, in each case, which is inconsistent with the principles or methodology by which the Annual Financial Statements for the fiscal year ended December 31, 2020 or the Interim Financial Statements have been prepared;

(xv) no member of the Group Companies has suffered any theft, damage, destruction or other casualty loss with respect to property owned or used by any Group Company in excess of $250,000, whether or not covered by insurance; and

(xvi) no member of the Group Companies has agreed or committed to do any of the foregoing.

(b) No Group Company has any Liability, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, except for Liabilities (i) accrued or specifically reserved against in the Latest Balance Sheet, (ii) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet, (iii) incurred in connection with this Agreement or the transactions contemplated hereby, (iv) arising out of the performance of any Contract to which any Group Company is party or by which any member of the Group Companies or any of its respective properties or assets are bound (other than Liabilities for default, breach or non-performance thereunder), (v) that would not result in a Material Adverse Effect or (vi) set forth on Schedule 3.06(b).

(c) No member of the Group Companies has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Indebtedness of any other Person (other than any other member of the Group Companies). No member of the Group Companies maintains any “off-balance sheet arrangement” within the meaning of Item 202(a)(4)(ii) of Regulation S-K of the U.S. Securities and Exchange Commission.

3.07 Real Property.

(a) Schedule 3.07(a) sets forth a true and complete list of all of the real property owned by any Group Company (such real property, the “Owned Real Property”). The Group Companies have good and marketable title to the Owned Real Property free and clear of any Lien other than Permitted Liens. There are no pending, or to the knowledge of the Company, threatened Actions or material disputes relating to such Owned Real Property.

(b) Schedule 3.07(b) sets forth a true and complete list of all real property and interests in real property leased by, or otherwise used or occupied, by any Group Company (collectively, the “Leased Realty”).

(c) The Company or one of its Subsidiaries possesses a valid and enforceable leasehold interests in the Leased Realty pursuant to the leases, guarantees and other documents set forth on Schedule 3.07(b) (the “Leases”), free and clear of any Liens except Permitted Liens. The Company has provided the Parent with copies of all Leases along with any modifications or amendments thereto. Each Lease is in full force and effect and enforceable against the Company or its applicable Subsidiary party to such Lease and, to the knowledge of the Company, each other party thereto in accordance with its terms in all material respects. Neither the Company or its applicable Subsidiary party to any Lease, is in material default or material violation of, nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a material default or material violation by any member of the Group Companies of any Lease. With respect to each Lease, (i) no member of the Group Companies has received written notice from any lessor thereunder of the termination of, or any default under, such Lease, (ii) there are no pending or, to the knowledge of the Company, threatened Actions or material disputes relating to such Lease or, to the knowledge of the Company, the Leased Realty covered thereby, and (iii) the rent and other material sums due and payable to the lessor under such Lease are current.

3.08 Tax Matters.

(a) The Group Companies have timely filed all material Tax Returns required to be filed by them. All such Tax Returns are true and complete in all material respects. The Group Companies have timely paid all Taxes they are required to pay (whether or not shown on any Tax Return). The Group Companies have not requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed. The Group Companies have withheld or collected from each payment made to each of its employees and other Persons the amount of all material Taxes required to be withheld or collected therefrom, and has timely paid the same to the proper Governmental Entity.

(b) There is no material Tax deficiency outstanding, assessed or proposed against the Group Companies that has not been fully paid or otherwise resolved with no additional Taxes due or payable, nor have the Group Companies executed any outstanding waiver of any statute of limitations or extension of the period for the assessment or collection of any material Tax, which waiver or extension in each case remains in effect, nor has any request been made in writing for any such waiver or extension other than, in each case, any waiver or extension resulting in an extension of a due date of a Tax Return. No audit or other examination of any material Tax Return of the Group Companies by any Governmental Entity is presently in progress, pending or threatened, nor have the Group Companies been notified of any request for such an audit or other examination. No unresolved adjustment relating to any Tax Return filed by the Group Companies has been proposed by any Governmental Entity to the Group Companies or any representative thereof. No written claim has been made within the last three (3) years by a Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that it is or may be subject to Tax by that jurisdiction.

(c) The Group Companies have not incurred any material Liability for Taxes since the date of the Latest Balance Sheet other than in the Ordinary Course of Business or as a result of the transactions contemplated by this Agreement.

(d) There are no material Liens on the assets of the Group Companies relating to or attributable to Taxes other than statutory liens for current Taxes not yet due and payable.

(e) No Group Company has ever (i) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was a Group Company), (ii) been a party to any Tax sharing, indemnification or allocation agreement, nor does any Group Company owe any amount under any such agreement, or (iii) had any Liability for the Taxes of any Person (other than a Group Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract or by operation of Law, in each case, other than customary indemnification provisions in Contracts entered into in the Ordinary Course of Business the principal purpose of which Contract does not relate to Tax. No Group Company has ever engaged in a “listed transaction” under Treasury Regulations Section 1.6011-4.

(f) No Group Company has distributed stock of another Person, or has had its stock distributed by another Person within the last two (2) years prior to the date of this Agreement in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g) All of the Group Companies use the accrual method of accounting for Tax purposes.

(h) The Group Companies will not be required to include any material income or gain or exclude any material deduction or loss from income for any taxable period or portion thereof beginning after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing Date by a Group Company, (ii) closing agreement under Section 7121 of the Code executed prior to the Closing Date by a Group Company (or in the case of each of (i) and (ii), under any similar provision of applicable Tax law), (iii) installment sale or open transaction disposition consummated prior to the Closing Date by a Group Company outside the Ordinary Course of Business, or (iv) prepaid amount received prior to the Closing Date by a Group Company outside the Ordinary Course of Business. No Group Company has made an election under Section 965(h) of the Code.

(i) The Group Companies have not participated in an international boycott within the meaning of Section 999 of the Code.

(j) The Group Companies have not granted any power of attorney in respect of any Tax matter outside the Ordinary Course of Business that will remain in effect after the Closing Date.

(k) The Company has been treated as a corporation for U.S. federal income tax purposes since June 7, 2018. Schedule 3.08(k) lists all tax entity classification elections made with respect to the Group Companies under Treasury Regulation Section 301.7701-3.

(l) Notwithstanding anything in this Agreement to the contrary, (i) the Company makes no representation or warranty with respect to the existence availability, amount, usability or limitation (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carryforward, basis amount, or other Tax attributes of any Group Company after the Closing Date, and (ii) nothing in this Section 3.08 shall be deemed to apply directly or indirectly to a taxable period (or portion thereof) beginning after the Closing Date or shall be construed as a representation or warranty with respect to any Tax position that Parent or its affiliates (including the Group Companies following the Closing) may take after the Closing Date.

3.09 Contracts and Commitments.

(a) Except as set forth on Schedule 3.09(a), and except for agreements entered into by any Group Company after the date hereof in accordance with Section 5.01, no Group Company is party to or otherwise bound by, and none of the properties or assets of any Group Company are bound by:

(i) any Contract or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Group Companies (other than Permitted Liens);

(ii) any Contract relating to the voting of, and any other rights or obligations of a holder of, Company Units or any equity interests of any Subsidiary of the Company (other than the organizational documents of the Group Companies);

(iii) any guaranty of any obligation for borrowed money or other material guaranty;

(iv) any Contract that relates to any interest rate or foreign exchange rate swap or other hedging arrangements (including swap breakage or associated fees due upon termination of such swap or hedging arrangements);

(v) any lease, rental, occupancy agreement or Contract under which it is lessee or otherwise holds a leasehold interest, or holds or operates any property (whether real or personal property) owned by any other party, in each case, for which the annual rental exceeds $2,000,000 (excluding the Leases);

(vi) any Contract (excluding purchase or sale orders), for the purchase of products or services of the other party thereto that provides for annual payments by a Group Company in excess of $2,000,000 during the trailing twelve (12) month period ending on the date of the Latest Balance Sheet and cannot be cancelled by a Group Company without penalty or without more than sixty (60) days’ notice;

(vii) any Contract (excluding purchase or sale orders) for the purchase of products or services of a Group Company that provides for annual payments to a Group Company in excess of $2,000,000 during the trailing twelve (12) month period ending on the date of the Latest Balance Sheet;

(viii) any Contract that includes any in-license of and the use of any third party Intellectual Property Rights owned or controlled by such third party material to the conduct of the Company’s business (other than commercially available software or software service);

(ix) any Contract that includes any out-license of any Company Intellectual Property Rights that are material to the conduct of the Company’s business (other than non-exclusive licenses granted in the Ordinary Course of Business) to any third party;

(x) any Contract that (A) provides for the payment to or by any Group Company of royalties, milestones or other similar monetary consideration based on the commercialization of products, services or other technology, or (B) imposes any express requirement or obligation on any Group Company to manufacture, deliver, supply, or commercialize any such product, service or technology to a party to such Contract on an exclusive basis;

(xi) any Contract that (A) contains a covenant or provision prohibiting or restricting, or purporting to prohibit or restrict any Group Company from entering into, engaging in or competing in any line of business or with any Person or conducting business or activities in any territory (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by a Group Company or any related Intellectual Property Rights), in each case, other than any donor egg bank contributing agreement or donor egg bank network participating agreement entered into in the Ordinary Course of Business, (B) prohibiting any Group Company from acquiring any product or other asset or services from any other Person or (C) prohibiting any Group Company from developing or distributing any Intellectual Property Rights;

(xii) any Contract containing any “most-favored nation” provision or minimum purchase requirements;

(xiii) any Contract that is a partnership, joint venture or similar agreement involving a share of profits, losses, costs, or liabilities with any other Person;

(xiv) any Contract with any Governmental Entity;

(xv) any Contract entered into since August 6, 2018 that relates to the acquisition or disposition of any business or the stock of any other Person (whether by merger, sale of stock, sale of assets or otherwise) by any member of the Group Companies with a purchase price in excess of $5,000,000;

(xvi) any Contract providing for capital expenditures after the date of this Agreement in an amount in excess of $500,000 individually;

(xvii) any collective bargaining agreement or other Contract with a labor union or organization;

(xviii) any written warranty extended by any member of the Group Companies other than in the Ordinary Course of Business;

(xix) any Contract involving the settlement of any Action or threatened Action which provides payments after the date of this Agreement in excess of $250,000 individually; or

(xx) any Contract for employment or with any independent contractor, consultant or other service provider who is a natural Person, in each case, (A) providing for an annual base salary or pay in excess of $200,000 or (B) providing for change in control, transaction, retention, severance or similar payments.

(b) The Parent either has been supplied with, or has been given access to, a true and correct copy of all written Contracts, including all amendments, modifications and supplements thereto, that are referred to on Schedule 3.09(a) (collectively, the “Material Contracts”).

(c) Except as set forth in Schedule 3.09(c), each Material Contract (i) is in full force and effect and constitutes the legal, valid and binding obligation of the member of the Group Companies party thereto and, to the knowledge of the Company, each other party thereto and (ii) is enforceable against such member of the Group Companies and, to the knowledge of the Company, each other party thereto in accordance with its terms in each case subject to the Enforceability Exceptions. No Group Company has, in any material respect, violated or breached, or committed any default under, any Material Contract and, to the knowledge of the Company, no other Person party thereto has materially violated or breached, or committed any material default under, any Material Contract. No event has occurred and is continuing through any Group Company’s actions or inactions that, with the lapse of time or the giving of notice or both, would result in a material violation or breach of any of the provisions of any Material Contract. No party to any Material Contract has given any written notice of, and to the knowledge of the Company, there has been no written threat of, termination or cancellation of any Material Contract. No member of the Group Companies has received written notice of, and to the knowledge of the Company, there has been no written threat of, any significant dispute with respect to any Material Contract, in each case, that would have a material and adverse impact on any of the businesses of the Group Companies.

3.10 Intellectual Property.

(a) All Company Intellectual Property Rights that have been issued, registered, or filed with or by any Governmental Entity, and applications for any of the foregoing, including domain names are set forth on

Schedule 3.10(a) (collectively, “Registered IP”). Schedule 3.10(a) is an accurate, true and complete listing of all Registered IP. To the Company’s knowledge, all Registered IP issued or registered are subsisting, valid and enforceable, and there are no facts or circumstances known to the Company that would render any Registered IP invalid or unenforceable.

(b) To the Company’s knowledge, the Group Companies own or otherwise have the right to use all Intellectual Property Rights material to the conduct of their businesses as currently conducted or currently planned to be conducted, and the Group Companies own any Company Intellectual Property Rights owned by Group Companies, in each case, free and clear of all Liens, other than Permitted Liens.

(c) All documents and instruments necessary to register or apply for or renew registration of Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Entity.

(d) Except as set forth on Schedule 3.10(d), each Person who is or was an employee or contractor of any Group Company and who is or was involved in the creation or development of any Company Intellectual Property Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property Rights to such Group Company and confidentiality provisions protecting trade secrets and confidential information of such Group Company, except to the extent any failure to sign any such agreement would not be material to the conduct of the business of the Group Companies as currently conducted or as currently planned to be conducted. To the knowledge of the Company, no current or former stockholder, officer, director, or employee of any Group Company has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property Rights. To the knowledge of the Company, no employee of any Group Company is bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such Group Company. No current or former partner, director, stockholder, officer (or equivalent thereof), or employee of any Group Company will, after giving effect to the transactions contemplated hereby, own, license, or retain any rights in any of the Company Intellectual Property Rights.

(e) No funding, facilities, or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property Rights.

(f) Except as set forth on Schedule 3.10(f), to the Company’s knowledge, (i) no Group Company is currently infringing, misappropriating or otherwise violating the Intellectual Property Rights of any other Person, and (ii) no other Person is infringing, misappropriating or otherwise violating any Company Intellectual Property Rights, in each case of (i) and (ii) that are material to the conduct of the business of the Group Companies as currently conducted or as currently planned to be conducted. There is no current or pending legal proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company Intellectual Property Rights, nor has any Group Company received any written notice asserting that any such Company Intellectual Property Rights, or such Group Company’s right to use, sell, license or dispose of any such Company Intellectual Property Rights conflicts with or infringes, misappropriates or violates, or will conflict with, infringe, misappropriate or violate the rights of any other Person. Without limiting the foregoing, to the knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by any Group Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. No Action for infringement, misappropriation, dilution or violation is pending or has been threatened against any Person by any Group Company.

(g) Each Group Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its trade secrets, confidential information and other proprietary know-how that are included in the Company Intellectual Property Rights.

(h) Schedule 3.10(h) accurately identifies all Contracts pursuant to which any Group Company (i) exclusively in-licenses any Intellectual Property Rights from a Person, (ii) non-exclusively in-licenses any

Intellectual Property Rights from a Person that are material to the conduct of the business of the Group Companies as currently conducted or currently planned to be conducted (other than commercially available software or software service), or (iii) exclusively out-licenses any Company Intellectual Property Rights to a Person.

(i) The Company has delivered or made available to the Parent, a complete and accurate copy of all Contracts required to be listed on Schedule 3.10(h) (collectively, “Company IP Rights Agreement”). With respect to each such Company IP Rights Agreement: (i) each such agreement is valid and binding on the relevant Group Company and in full force and effect; (ii) the relevant Group Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) none of the Group Companies, and to the knowledge of the Company, no other party to any such agreement, is in breach or default thereof in any material respect.

(j) Except for Contracts entered into in the Ordinary Course of Business, none of the Group Companies is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property Rights infringement, misappropriation, or similar claim, in each case, that would be material to such Group Company or its business, and none of the Group Companies has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right, which assumption, agreement or responsibility is material and remains in force as of the date of this Agreement.

(k) Neither the execution, delivery, and performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss or impairment of, or Liens on, payment of additional amounts with respect to, a reduction of any amounts payable to the Company with respect to, any Company Intellectual Property Rights; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Company IR Rights Agreement; (iii) the release, disclosure, or delivery of any Company Intellectual Property Rights by or to any escrow agent or other Person; (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Intellectual Property Rights; or (v) any Group Company being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any of the Company Intellectual Property Rights.

3.11 Litigation.

(a) Except as set forth on Schedule 3.11(a), during the period commencing on August 6, 2018 and ending on the date hereof, there has not been any material legal action, suit, arbitration, audit, claim, hearing, investigation or proceeding (whether federal, state, local or foreign) (“Action”) pending at Law or in equity, or before or by any Governmental Entity, or, to the knowledge of the Company, threatened in writing (i) against any Group Company, any of the properties or assets owned or used by any Group Company or any Person for which any Group Company has assumed or retained such Person’s Liability, either contractually or by operation of Law, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated hereby.

(b) Except as set forth on Schedule 3.11(b), no Group Company, or any of the properties or assets owned or used by any Group Company, is subject to any material stipulation, order, writ, judgment, injunction, decree, ruling, determination or award, in each case, of any court or of any Governmental Entity (“Order”). To the knowledge of the Company, no officer or other employee of any Group Company is subject to any Order that materially prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Group Company.

3.12 Governmental Consents, etc.. Except for (i) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) as set forth on Schedule 3.12, (a) the Company is not required to submit any material notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (b) no material consent, approval or authorization of any Governmental Entity is required to be obtained by the Company in connection with its execution, delivery or performance of this Agreement or the consummation by the Company of any transaction contemplated hereby.

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) sets forth, as of the date hereof, each material Company Plan. With respect to each material Company Plan, the Company has provided or made available to the Parent or its representatives prior to the date hereof copies, as applicable, of: (i) the plan documents and all amendments thereto and a description of all material terms of any such Company Plan that is not in writing, (ii) each trust, insurance, annuity or other funding document or agreement relating thereto, (iii) the most recent summary plan description and summaries of material modifications thereto, (iv) the most recent annual report (including Form 5500 series), (v) the most recent financial statements and actuarial valuation reports, (vi) the most recent letter received from a Governmental Entity regarding the tax-qualified or tax-favored status of such Company Plan, if applicable, (vii) any material, non-routine correspondence with a Governmental Entity during the past three (3) years and (viii) written results of the most recent compliance testing.

(b) No Company Plan is (i) a Multiemployer Plan, (ii) an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a “multiple employer plan,” as described in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement,” as described in Section 3(40) of ERISA. No Company Plan provides health or other welfare benefits to former employees or service providers of the Group Companies other than health continuation coverage pursuant to COBRA or as otherwise required under applicable Laws.

(c) Each Company Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Plan on which the Company can rely and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to result in the revocation of such letter. There are no claims or judicial or administrative proceedings (including, without limitation, any audit or investigation by any Governmental Entity), other than claims for benefits submitted in the Ordinary Course of Business, pending, or to the knowledge of the Company, threatened with respect to any Company Plan or against the assets of any Company Plan. All material contributions and payments (including premium and benefit payments with respect to insurance policies) required to be made have been made by any Group Company with respect to each Company Plan or, if not yet due, such amounts have been accrued on the Group Companies’ books and records in all material respects to the extent required by GAAP.

(d) Each Company Plan maintained outside the jurisdiction of or subject to the Laws of any jurisdiction outside of the United States, or that primarily covers participants residing or working outside the United States (a “Foreign Benefit Plan”), which is required to be registered or approved by any Governmental Entity, has been so registered and approved and, to the knowledge of the Company, has been maintained in good standing with applicable requirements of Governmental Entities, and if intended to qualify for special tax treatment, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plans. Each Foreign Benefit Plan that provides pension, termination indemnities, long-service awards, jubilee payments or post-termination health or welfare benefits or similar payments or benefits is set forth on Schedule 3.13(d) and is fully funded or book reserved in all material respects to the extent required by GAAP.

(e) Except as set forth on Schedule 3.13(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) result in any compensatory payments or benefits becoming due to any current or former employee, officer, director or individual independent contractor, consultant or service provider of any Group Company, (ii) increase the amount of or result in the acceleration of time of payment, funding or vesting or result in the forfeiture of compensation or benefits under any Company Plan, (iii) result in or entitle any service provider of a Group Company to any loan forgiveness or (iv) give rise to payments or benefits that could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code; however, none of this Section 3.13(e) shall apply to (A) any payment or benefit provided by the Parent or Affiliate of the Parent (other than the Group Companies) pursuant to an agreement or arrangement entered into with the Parent or an Affiliate of the Parent that is not disclosed to the Company by the Parent prior to solicitation of the stockholder vote contemplated by Section 6.05(e), or (B) any payment or benefit provided by any Group Company at the Parent’s direction or pursuant to an agreement or arrangement entered into by a Group Company at the Parent’s direction provided to the applicable Group Company after the solicitation of the stockholder vote contemplated by Section 6.05(e).

(f) No Group Company has incurred (whether or not assessed) or is subject to any material payment, assessment, Tax, penalty or other liability under, and each Group Company is and has been in material compliance with, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, including under Section 4980H of the Code and with respect to the reporting requirements under Sections 6055 and 6056 of the Code.

(g) No Group Company has any obligation to provide, and no Company Plan or other plan, policy, program, agreement or arrangement of the Group Companies provides, any individual with the right to a gross up, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred by such individual, including pursuant to Sections 280G, 409A or 4999 of the Code. No compensation payable pursuant to a Company Plan has been or would reasonably be expected to be includable in the gross income of any current or former employee, director, or individual independent contractor, consultant or service provider of any Group Company as a result of the operation of Section 409A of the Code.

3.14 Insurance. Except as set forth on Schedule 3.14 and except as would not have a material and adverse impact on any of the businesses of the Group Companies (a) all of the insurance policies of the Group Companies are in full force and effect, (b) collectively are sufficient for compliance with all requirements of Law and all Contracts to which any Group Company is a party or is otherwise bound, (c) no Group Company is in material default with respect to its obligations under any of such insurance policies, (d) no Group Company has received any written notice that such policy has been or shall be canceled or terminated, (e) no material claim is pending under any such policy, (f) there is no material claim pending under any such policy as to which coverage is disputed by the underwriter of such policy and (g) all premiums and other amounts due to be paid prior to the date hereof on such policies have been paid.

3.15 Compliance with Laws.

(a) Except as set forth on Schedule 3.15(a), each of the Group Companies is, and for the past three (3) years has been, in compliance with all applicable Laws of applicable Governmental Entities, in each case, in all material respects, and during such time period, no member of the Group Companies has received notice in writing or, to the knowledge of the Company, orally, of any violation or alleged violation of any such Laws. No member of the Group Companies has entered into or been subject to any Order in the last three (3) years with respect to any aspect of the business or affairs, properties or assets of any member of any Group Company or, during the past three (3) years, no Company Group has received any unresolved request for information, notice, demand letter, administrative inquiry or complaint or claim, in each case, in writing, or the knowledge of the Company, orally, from any regulatory agency with respect to any aspect of the business or affairs, properties or assets of any member of the Group Companies, in each case, except as would not have a material and adverse impact on any of the businesses of the Group Companies. All approvals, clearances, filings, permits, accreditations, registrations, exemptions, certificates and licenses of Governmental Entities (collectively, “Permits”) required to conduct, and material to, the business of the Group Companies are in the possession of the Group Companies, are in full force and effect and are being and have been during the past three (3) years, complied with in all material respects.

(b) In the past five (5) years, each of the Group Companies and their respective directors, managers, officers and, to the knowledge of the Company, their employees and agents (in each case as it relates to the Group Companies), have complied with all applicable Anti-Corruption Laws, Trade Laws and Sanctions, and have not been the subject or target of Actions related to actual or suspected non-compliance with such Laws. Since August 6, 2018, the Group Companies have maintained and enforced policies and procedures reasonably designed to ensure compliance by the Group Companies with the Anti-Corruption Laws.

(c) None of the Group Companies, or any of their respective directors, managers or officers or, to the knowledge of Company, any employees or agents of the Group Companies, is or has been (i) identified on any Sanctions-related list of restricted or blocked persons; (ii) organized, resident or located in any country or territory that is the subject of comprehensive Sanctions; or (iii) owned or controlled by any Person or Persons described in clauses (i) or (ii).

3.16 Environmental Matters.

(a) The Company is currently in material compliance with applicable Environmental Laws and holds all of the Permits required under Environmental Laws for its business. Except as set forth on Schedule 3.16(a), the Company has not, during the last three years prior to the date of this Agreement, received any written notice of any material violation of Environmental Laws or of any remediation obligations that would have a Material Adverse Effect.

(b) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company that would have a Material Adverse Effect.

(c) The Company has delivered or otherwise made available for inspection to the Parent complete and correct copies of material studies, audits, assessments, memoranda and investigations regarding the Company’s compliance with applicable Environmental Laws that are in the possession of the Company and that have been prepared during the last three years prior to the date of this Agreement.

3.17 Affiliated Transactions. Except for (a) advances, payments or reimbursements to employees, officers and/or directors for expenses incurred in the Ordinary Course of Business, (b) any Contracts or payments in connection with employment arrangements with any employee or officer of any Group Company, (c) any benefits under any Company Plan, (d) any Company Units or Options or any Contracts relating to any of the foregoing (including the Company LLC Agreement, the Equity Incentive Plan and any Option Agreements) and (e) any Contracts or transactions set forth on Schedule 3.17, no director, officer, Affiliate (which for purposes of this Section 3.17 shall include any Unitholder that owns more than 5% of the Company Units) of any Group Company or, in the case of any of the foregoing Persons who are natural Persons, members of any of their immediate families (each of the foregoing, a “Related Person”), other than in its capacity as a director, manager, officer or employee of any Group Company (i) has entered into any Contract involving any Group Company that remains in effect, (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or asset, tangible or intangible, that is used by any Group Company or otherwise related to the business of any Group Company, (iii) has any claim against any Group Company (other than rights to receive compensation for services performed as a director, manager, officer or employee of a Group Company and other than rights to reimbursement for business expenses incurred in the Ordinary Course of Business or rights under any of the Contracts or matters described in clauses (a) through (e) above), (iv) owes any money to any Group Company or is owed money from any Group Company (other than amounts owed for compensation or reimbursement pursuant to clause (iii) above or under any of the Contracts or matters described in clauses (a) through (e) above) or (v) provides services to any Group Company (other than services performed as a director, officer or employee of a Group Company or under the Management Services Agreement).

3.18 Labor.

(a) No Group Company is a party to or bound by any collective bargaining agreement or similar labor Contract or arrangement with any labor union, works council or any labor organization or other representative of any employees of a Group Company, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, are there any union organizing activities involving the employees of any Group Company to authorize representation by any labor organization. There are no material strikes, work stoppages, slowdowns, lockouts, or other material disputes with a union or other labor organization pending or, to the knowledge of the Company, threatened against or involving any employees of the Group Companies or the Group Companies and no such activities have occurred within the past three (3) years.

(b) No Group Company has incurred any liability or obligation under the WARN Act that remains unsatisfied. Within the last six (6) months, there has not been any “plant closing” or “mass layoff,” (as defined under the WARN Act) or term of similar import under any applicable similar Law, and no layoff or material reduction in hours of work that, if continued, in the aggregate together with any “employment loss” (as defined in the WARN Act) would reasonably be expected to constitute a “plant closing” or “mass layoff” under the WARN Act.

(c) Except as set forth in Schedule 3.18(c), each Group Company is, and has been for the past three (3) years, in compliance in all material respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices.

(d) To the knowledge of the Company, no allegation of sexual or other unlawful harassment has been made in the past three (3) years against any current or former officer or director of any Group Company.

(e) The Company has provided or made available to the Parent with a true and complete list, as of the date that is two (2) Business Days prior to the date hereof, of (i) all employees employed by a Group Company, by name or anonymous identification code, job title, employing entity, work location (city, and state if applicable, and country), base pay, and exempt or non-exempt classification under applicable Law (if applicable) and (ii) all individual independent contractors engaged by a Group Company, by name or anonymous identification code, job function, engaging entity, country, hire date, and compensation.

3.19 Brokerage. Except for fees and expenses of Persons listed on Schedule 3.19, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company for which the Parent or the Surviving Company would be liable following the Closing.

3.20 Tangible Personal Property. Except as would not have a material and adverse impact on any of the businesses of the Group Companies, the Group Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all of the items of tangible personal property currently used in the conduct of the business of the Group Companies (the “Company Tangible Properties”), free and clear of any and all Liens, other than Permitted Liens. All Company Tangible Properties are in good condition and in a state of good maintenance and repair in all material respects (ordinary wear and tear excepted).

3.21 Regulatory Matters.

(a) The Group Companies and, during the past three (3) years, have been in compliance in all material respects with all applicable Regulatory Laws and there are no Actions pending or, to the knowledge of Company, threatened in writing, alleging any non-compliance in any material respect by any Group Company with respect to any such Regulatory Laws. The operation of the business of the Group Companies, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all products, to the extent applicable, is and at all times, during the past three (3), has been in material compliance with all applicable Regulatory Laws, Permits, and orders administered by the FDA or other comparable Governmental Entity.

(b) No Group Company: (i) is a party to, or otherwise bound by, a Corporate Integrity Agreement with the Office of Inspector General, deferred or non-prosecution agreement or any similar agreement with any Governmental Entity or (ii) to the knowledge of the Company, for the past three (3) years, has been a defendant in any qui tam/False Claims Act litigation.

(c) During the past three (3) years, the Group Companies have not had any Group Company owned, and, during the past three (3) years and solely with respect to the products and services provided to the Group Companies, to the Company’s knowledge, the Group Companies have not had any contract manufacturer, product or manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity written notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make changes to the products that if not complied with would reasonably be expected to be material to any Group Company, or similar correspondence or notice from the FDA or other Governmental Entity in respect of the Group Company’s business and alleging or asserting material noncompliance with any applicable Regulatory Law or Permit, and, to the knowledge of the Company, neither the FDA nor any other Governmental Entity is considering such action.

(d) During the past three (3) years, the Group Companies have filed, obtained, maintained or submitted all filings, declarations, listings, registrations, reports, submissions, applications, amendments, modifications, supplements, notices, correspondence and other documents required to be filed or maintained with or furnished to the U.S. Food and Drug Administration (“FDA”) or other regulatory authority or required under any Regulatory Law. All such filings, declarations, listings, registrations, reports, submissions, applications, amendments, modifications, supplements, notices, correspondence and other documents were true, complete and accurate in all material respects and in compliance in all material respects with all Regulatory Laws when submitted (or were corrected or supplemented by a subsequent submission). None of the Group Companies nor, to the knowledge of the Company, any officer, employee or agent of the Group Companies acting on the behalf of any of the Group Companies has, during the past three (3) years, made an untrue statement of a material fact or a fraudulent statement to the FDA or any other regulatory authority, failed to disclose a material fact required to be disclosed to the FDA or any other regulatory authority, made any statement or failed to make any statement, in each case, related to the business of the Group Companies that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other regulatory authority to invoke any similar policy.

(e) All preclinical studies, tests or clinical studies that have been, during the past three (3) years, or are being conducted by or on behalf of the Group Companies were, during the past three (3) years, and, if still pending, are being conducted in accordance in all material respects with all Regulatory Laws and Authorizations, including, without limitation, to the extent applicable, 21 C.F.R. Parts 50, 54, 56, 58, 312 and 812. The Group Companies have made all material filings and obtained all material approvals, authorizations or exemptions as may be required by the FDA or any other regulatory authority for the conduct of such tests or studies, and no institutional review board or ethics committee or regulatory authority, including, without limitation, the FDA, has provided the Group Companies with written notice of any action to place a clinical hold on, or otherwise terminate, suspend or modify, any such studies or tests.

(f) Schedule 3.21(f) sets forth a list of (i) all recalls, field notifications, field corrections, market withdrawals, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the products or offerings of the Company (“Safety Notices”) in the last three (3) years; and (ii) the dates such Safety Notices, if any, were resolved or closed. To the knowledge of the Company, there are no facts that are reasonably likely to result in (A) a material Safety Notice with respect to the products or offerings of the Group Companies, (B) a material change in labeling of the products or offering of the Group Companies, or (C) a termination or suspension of marketing or testing of any products or offerings of the Group Companies.

3.22 Data Privacy & Security.

(a) The Group Companies are, and during the past three (3) years have been, in material compliance with the Data Protection Requirements. To the extent applicable, each Group Company has all necessary authority, rights, consents and authorizations to Process any Personal Information maintained by or for each Group Company to the extent required in connection with the operation of each Group Company’s business as currently conducted. During the past 3 years, each Group Company has at all times provided accurate notice of its privacy practices on its websites, such privacy policies are comprehensive, accurate and fully implemented, and they have not contained any material omissions of any Group Company’s privacy practices nor, to the knowledge of the Company, have they been misleading, deceptive or in violation of Data Protection Laws in any material respect.

(b) There has been no material occurrence of (x) unlawful or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of any Group Company such that Data Protection Requirements require or required the Group Company to notify Governmental Entities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Group Companies’ confidential information or trade secrets. Except as set forth on Schedule 3.22(b), (i) no Group Company has received any written complaint or notice of investigation, including but not limited to inquiries or other communications from any Person, entity or Governmental Entity regarding any Group Company or any of any Group Company’s agents’, employees’ or independent contractors’ uses or disclosures of, or security practices or security incidents regarding, Personal Information, nor any written complaint from any third party regarding the improper disclosure of Personal Information by any Group Company or any Group Company agent, employee or independent contractor; and (ii) no Group Company has incurred any material liabilities under any applicable Data Protection Requirements relating to the privacy or security of Personal Information. The execution, delivery and performance of this Agreement or any other agreement referred to in this Agreement will not result in a breach of any Data Protection Requirements.

(c) The information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases of the Group Companies (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of, the business of the Group Companies as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. During the past three (3) years, the Group Companies have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards that are designed to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including Personal Information) used in connection with their businesses, and there have been no material breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any material incidents under internal review or investigations relating to the same. The Group Companies have implemented backup and disaster recovery technology consistent with industry standards and practices.

3.23 No Other Representations or Warranties; Non-Reliance. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PARTIES TO THE OTHER

TRANSACTION DOCUMENTS THAT ARE EXPRESSLY SET FORTH IN SUCH TRANSACTION DOCUMENTS, AS QUALIFIED BY THE ATTACHED DISCLOSURE SCHEDULES, NO GROUP COMPANY, UNITHOLDER OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PARENT, THE MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. THE PARENT WILL ACQUIRE THE GROUP COMPANIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED BY THE COMPANY IN THIS ARTICLE III, AS QUALIFIED BY THE ATTACHED DISCLOSURE SCHEDULES AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PARTIES TO THE OTHER TRANSACTION DOCUMENTS THAT ARE EXPRESSLY SET FORTH IN SUCH TRANSACTION DOCUMENTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III, AS QUALIFIED BY THE ATTACHED DISCLOSURE SCHEDULES, AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PARTIES TO THE OTHER TRANSACTION DOCUMENTS THAT ARE EXPRESSLY SET FORTH IN SUCH TRANSACTION DOCUMENTS, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ULTIMATE PARENT,

THE PARENT AND THE MERGER SUB

Ultimate Parent, the Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

4.01 Organization and Power. Each of Ultimate Parent and the Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder. There are no pending, or to the knowledge of the Parent, threatened, actions for the dissolution, liquidation or insolvency of either the Parent or the Merger Sub.

4.02 Authorization. The execution, delivery and performance of this Agreement by Ultimate Parent, the Parent and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or limited liability company, as applicable, action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Ultimate Parent, the Parent and the Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Ultimate Parent, the Parent and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

4.03 No Violation. None of Ultimate Parent, the Parent or the Merger Sub is subject to or obligated under its certificate of incorporation, certificate of formation, bylaws or limited liability company agreement (or similar organizational documents), any applicable Law, or any material Contract, or any Permit, or subject to any Order, which would be breached or violated in any material respect by Ultimate Parent’s, the Parent’s or the Merger

Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or Ultimate Parent’s, the Parent’s or the Merger Sub’s ownership or operation of the business conducted by the Company and its Subsidiaries after the date hereof.

4.04 Governmental Consents, etc.. Except for (i) the applicable requirements of the HSR Act and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither Ultimate Parent, the Parent nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Entity is required to be obtained by Ultimate Parent, the Parent or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05 Litigation. There is no Action pending or, to the Parent’s knowledge, threatened (in writing) against Ultimate Parent, the Parent or the Merger Sub at Law or in equity, or before or by any Governmental Entity, that would have a Parent Material Adverse Effect. Ultimate Parent, the Parent and/or the Merger Sub are not subject to any outstanding Order.

4.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Ultimate Parent, the Parent or the Merger Sub.

4.07 Parent and Ultimate Parent Financial Resources. The Parent has, and at all times will have, access to (and at the Closing will have) sufficient immediately available funds, in cash, to (a) make payment of all amounts to be paid by it and/or Merger Sub hereunder on and after the Closing Date and all of Ultimate Parent’s, the Parent’s and/or Merger Sub’s related fees and expenses required to be paid in connection with the consummation of the transactions contemplated by this Agreement and (b) fund any damages that may be owed by Ultimate Parent, the Parent and/or Merger Sub that may arise hereunder for any breach of this Agreement prior to termination and any other obligations of Ultimate Parent, the Parent and/or Merger Sub that may arise in connection with the matters contemplated by this Agreement. Ultimate Parent has the financial capacity to pay and perform its obligations under this Agreement and all funds necessary for Ultimate Parent to fulfill the Guaranteed Obligations shall be available to Ultimate Parent for so long as this Agreement remains in effect. The obligations of Ultimate Parent, the Parent and the Merger Sub under this Agreement are not subject to any conditions regarding Ultimate Parent’s, the Parent’s, the Merger Sub’s, their respective Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated hereby.

4.08 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, and assuming that the representations and warranties of the Company set forth in ARTICLE III are true and correct, the Surviving Company and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Company and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Group Company.

4.09 Investment Representation. The Parent is acquiring the securities of the Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Parent is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. The Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the securities of the Company. The Parent acknowledges that the securities of the Company have not been registered under the Securities Act or any securities Laws and that the securities of the Company may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the securities of the Company are registered under any applicable securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable securities Laws.

4.10 Purpose. The Merger Sub is a newly organized limited liability company, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of the Parent.

4.11 No Other Representation; Non-Reliance.

(a) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ULTIMATE PARENT, THE PARENT AND THE MERGER SUB IN THIS ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PARTIES TO THE OTHER TRANSACTION DOCUMENTS THAT ARE EXPRESSLY SET FORTH IN SUCH TRANSACTION DOCUMENTS, NONE OF ULTIMATE PARENT, THE PARENT, THE MERGER SUB OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ULTIMATE PARENT, THE PARENT OR THE MERGER SUB OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE GROUP COMPANIES, THE SECURITYHOLDERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ULTIMATE PARENT, THE PARENT AND THE MERGER SUB IN THIS ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PARTIES TO THE OTHER TRANSACTION DOCUMENTS THAT ARE EXPRESSLY SET FORTH IN SUCH TRANSACTION DOCUMENTS, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED.

(b) EACH OF ULTIMATE PARENT, THE PARENT AND THE MERGER SUB HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY CONTAINED IN ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES ATTACHED HERETO) AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PARTIES TO THE OTHER TRANSACTION DOCUMENTS THAT ARE EXPRESSLY SET FORTH IN SUCH TRANSACTION DOCUMENTS. ALL REPRESENTATIONS AND WARRANTIES OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY CONTAINED IN ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES ATTACHED HERETO), WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE GROUP COMPANIES OR ANY OF THEIR AFFILIATES, OR OF ANY THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESSES, OPERATIONS, FUTURE REVENUE, PROFITABILITY OR SUCCESS, INCLUDING IN RESPECT OF THE CORRECTNESS, ACCURACY OR COMPLETENESS OF ANY INFORMATION MADE AVAILABLE, OR TO BE FURNISHED OR MADE AVAILABLE TO ULTIMATE PARENT, THE PARENT OR THE MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN (INCLUDING ANY PROJECTIONS, PREDICTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR COMPONENTS THEREOF), PROSPECTS, FUTURE CASH FLOWS (OR COMPONENTS THEREOF) OR FUTURE FINANCIAL CONDITION (OR COMPONENTS THEREOF) OF THE GROUP COMPANIES) ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

COVENANTS OF THE COMPANY

5.01 Conduct of the Business. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (i) as set forth on Schedule 5.01 of the Disclosure Schedules, (ii) if the Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as reasonably necessary to ensure that it complies with applicable Laws (including any COVID-19 Measures), or (iv) as otherwise contemplated by this Agreement, (1) the Company shall use its commercially reasonable efforts to conduct its business, and to cause its Subsidiaries to conduct their respective businesses, in the Ordinary Course of Business; provided, that, notwithstanding the foregoing or clause (2) of this Section 5.01, the Company may use available cash to repay any Indebtedness or Transaction Expenses or to make cash distributions prior to the Reference Time and (2) the Company shall not, and shall not permit any of its Subsidiaries to:

(a) issue, sell, pledge, transfer, dispose of or deliver any of its, or any of its Subsidiaries’, equity securities or issue, sell or deliver any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries’ equity securities (other than the issuance of any Common Units in connection with the exercise of any Option);

(b) effect, or authorize the ability to effect, any recapitalization, reclassification, distribution, equity split or like change in its capitalization;

(c) amend, or authorize the amendment of, its Organizational Documents or any of its Subsidiaries’ organizational documents;

(d) make any redemption or purchase, or authorize the redemption or purchase, of its, or any of its Subsidiaries’, equity interests (other than with respect to the repurchase of Company Units from former employees of a Group Company pursuant to existing agreements (including the Company LLC Agreement or any Option Agreement) or the Equity Incentive Plan);

(e) sell, assign or transfer any portion of its tangible assets with a fair market value in excess of $500,000, except in the Ordinary Course of Business and except for sales of obsolete assets or assets with de minimis or no book value;

(f) sell, assign, transfer or exclusively license any material Intellectual Property Rights, except in the Ordinary Course of Business;

(g) enter into any Material Contract, amend any Material Contract or voluntarily terminate any Material Contract, in each case, other than in the Ordinary Course of Business;

(h) make or authorize any capital investment in excess of $500,000, except in the Ordinary Course of Business or pursuant to an existing agreement or budget;

(i) make or authorize any loan (or forgive any loan with) any officers, employees or individual independent contractors, consultants or service providers of any Group Company, except pursuant to any Contract set forth on Schedule 3.09(a) or Schedule 3.13(a);

(j) incur any Indebtedness, or assume, guarantee or endorse the Indebtedness of any Person, other than (i) solely among any of the Group Companies or (ii) under the terms of any credit agreement or debt financing agreement (or any document related thereto) in effect on the date of this Agreement which will be repaid at or prior to the Closing in accordance with the procedures set forth Section 5.05; provided, that solely for the purpose of this Section 5.01(j), the term “Indebtedness” shall not include clauses (vi), (ix) and (x) of the definition of “Indebtedness” provided in Section 11.01;

(k) except as required by the terms of any Company Plan in effect as of the date of this Agreement or applicable Law, (i) grant any equity or equity-linked incentive awards to any current or former employee, officer, manager, director or individual independent contractor, consultant or other service provider of any Group Company, (ii) increase or promise to increase the amount of, or accelerate the vesting or timing of payment of, salaries, bonuses or other compensation or other benefits payable or provided to any current or former employee, officer, manager, director or individual independent contractor, consultant or other service provider of any Group Company (other than (A) employees at any level below Vice President or (B) individual independent contractors, consultants or service providers whose annual base compensation is less than $200,000); (ii) terminate or amend any Company Plan (other than an amendment that is part of an annual renewal for health or welfare benefits in the Ordinary Course of Business); (iii) adopt or enter into any plan, policy or arrangement for the current or future benefit of any employee, officer, manager, director or individual independent contractor, consultant or other service provider of any Group Company that would be a Company Plan if it were in existence as of the date hereof; or (iv) hire or terminate (other than for cause) any employee or individual independent contractor, consultant or other individual service provider of any Group Company who is entitled to receive annual base compensation equal to or in excess of $200,000.

(l) except as required by applicable Law, adopt or enter into any collective bargaining agreement or similar labor Contract or arrangement with any labor union, works council or any labor organization applicable to employees of any Group Company;

(m) acquire (including by merger, consolidation, license or sublicense) any interest in any Person or a substantial portion of the assets or business of any Person, or otherwise acquire any material assets of any Person other than in the Ordinary Course of Business;

(n) (i) commence any material Action other than in the Ordinary Course of Business or (ii) settle any Action that contemplates any payment to the other party to such Action by any Group Company in excess of $100,000 individually;

(o) other than as required by GAAP or applicable Law, change, in any material respect, the accounting principles or methods of the Group Companies or the manner of keeping books, accounts and records of the Group Companies, in each case, which is inconsistent with principles or methodology by which the Annual Financial Statements for the fiscal year ended December 31, 2020 or the Interim Financial Statements have been prepared;

(p) (i) make or change any material election in respect of Taxes, (ii) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (iii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax (excluding customary indemnification provisions in Contracts entered into in the Ordinary Course of Business the purpose of which Contract does not relate to Tax), (iv) amend any material Tax Return, (v) surrender or forfeit any right to claim a material Tax refund or (vi) other than as the result of obtaining an automatically granted extension of the due date for the filing of a Tax Return, consent to any extension or waiver of the statute of limitations period applicable to any Tax or assessment;

(q) enter into any Contract with any director, officer or Unitholder that owns more than 5% of the Company Units of any Group Company, other than (i) those Contracts listed in clauses (a)–(e) of Section 3.17 or otherwise in such Person’s capacity as a director, manager, officer or employee of any Group Company or (ii) any Letter of Transmittal, Option Acknowledgement Agreement or any other Transaction Document;

(r) voluntarily cancel, voluntarily surrender, voluntarily allow to expire or voluntarily fail to renew any material Permit;

(s) other than in the Ordinary Course of Business, (i) defer payment of any payables (including accounts payable), (ii) accelerate, or offer any discount, accommodation, promotion, rebate or other concession in order to accelerate or induce the collection of, any receivables (including accounts receivable) or (iii) make any material change in the management of cash, debt or working capital (including deferred revenue); or

(t) agree or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing, and no action by any Group Company with respect to matters specifically addressed or required by any other provision of this Section 5.01 shall be deemed a breach of this Section 5.01 or any other provisions of this Agreement.

5.02 Access to Books and Records. From the date hereof until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause the other Group Companies to, provide the Parent and its authorized representatives reasonably acceptable to the Company (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice (which access may be limited to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any Company employee), to the offices, properties, the personnel set forth on Schedule 5.02, and all financial books and records of the Group Companies in order for the Parent to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, that in exercising access rights under this Section 5.02, the Parent and the Parent’s Representatives shall (i) direct all requests for access pursuant to this Section 5.02 to Mo Yang by email to myang@gipartners.com (the “Designated Company Contact”) and not contact any of the Group Company’s employees, officers, managers or directors without the prior written consent of the Designated Company Contact, (ii) not be permitted to interfere unreasonably with the conduct of the business of any Group Company, (iii) only access personal information relating to employees, providers or customers of any Group Company to the extent necessary for, and only for the purposes of, the completion of the transactions contemplated hereby and (iv) not contact or communicate with, directly or indirectly, any of the Group Companies’ customers, vendors, suppliers, distributors or brokers without the prior written consent of the Designated Company Contact (other than, to the extent applicable, in the ordinary course of business regarding matters unrelated to any Group Company or any of the transactions contemplated hereby). Notwithstanding anything herein to the contrary, such access or examination shall be permitted only to the extent that (i) it would not violate any Law (including any COVID-19 Measures) and the Parent and the Parent’s Representatives comply with all applicable Laws (including any COVID-19 Measures) during such access and (ii) it would not require any Group Company to disclose information subject to attorney-client privilege or attorney work product privilege, conflict with any third party confidentiality obligations to which any Group Company is bound, or violate any applicable Law. To the extent the access to any such information is restricted pursuant to the immediately preceding sentence of this Section 5.02, it is agreed that the Company shall, to the extent reasonably practicable, provide the Parent and the Parent’s Representatives with a reasonably detailed description of the information not provided and the Company shall, to the extent reasonably practicable and at Parent’s sole cost and expense, cooperate in good faith to design and implement reasonable alternative disclosure arrangements to enable the Parent to evaluate any such information without resulting in any waiver of privilege, conflict with confidentiality obligations or contravention of Contract or Law.

5.03 Exclusive Dealing. During the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement in accordance with ARTICLE IX, the Company agrees that neither it nor any other Group Company nor any of their officers and directors shall, and the Company shall use its commercially reasonable efforts to instruct and cause its and the Group Companies’ representatives not to, directly or indirectly, (a) take any action to initiate, solicit or knowingly facilitate any Acquisition Transaction, (b) participate in any discussions or negotiations with, or knowingly provide any information to, any Person (other than the Parent or any of the Parent’s Representatives) with respect to the Company or the other Group Companies relating to an Acquisition Transaction, (c) approve, endorse or recommend any Acquisition Transaction (other than the Merger), or (d) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Transaction (other than with the Parent or any of its Affiliates).

Upon execution of this Agreement, the Company shall, and shall cause the Group Companies and each of their respective representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Transaction (other than the Parent); provided, however, that nothing in this Section 5.03 shall preclude the Company or the other Group Companies or their respective representatives from contacting any such party or parties solely for the purpose of enforcing the provisions of any confidentiality agreement entered into with any such Person with respect to a potential Acquisition Transaction. As used in this Agreement, “Acquisition Transaction” means any bona fide proposal or offer for, whether in one transaction or a series of transactions, a (i) merger, consolidation, share exchange, business combination or similar transaction involving the Company or any other Group Company, (ii) sale or disposition, directly or indirectly, by merger, consolidation or similar transaction, of any assets of the Company or any other Group Company representing 10% or more of the consolidated assets of the Group Companies, (iii) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or any other Group Company or (iv) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Transaction” shall not include any of the transactions contemplated by this Agreement. Notwithstanding the foregoing, this Section 5.03 shall not apply to the Company in connection with communications to Securityholders related to the Transactions contemplated by this Agreement.

5.04 Merger Consideration Schedule.

(a) The Representative shall prepare and deliver to the Parent in accordance with this Section 5.04(a), the Merger Consideration Schedule, which shall be dated as of the Closing Date and be in the form attached hereto as Exhibit G. At least three (3) Business Days prior to the Closing, the Representative shall deliver to the Parent the Merger Consideration Schedule prepared in accordance with the applicable provisions of the Company LLC Agreement and this Agreement.

(b) From time to time after the Closing, the Representative may deliver to the Parent and the Paying Agent an updated Merger Consideration Schedule (each, an “Updated Merger Consideration Schedule”). Until the Representative delivers an Updated Merger Consideration Schedule to the Parent and the Paying Agent, the Paying Agent shall use the Merger Consideration Schedule delivered pursuant to Section 1.08 and Section 5.04(a) for purposes of paying any Additional Merger Consideration. After the delivery of an Updated Merger Consideration Schedule to the Parent and the Paying Agent, the Paying Agent shall use such Updated Merger Consideration Schedule for purposes of paying any payments of Additional Merger Consideration (including payments thereof in respect of Unreimbursed Representative Expense Amounts to the Representative in accordance with such Updated Merger Consideration Schedule) made after such Updated Merger Consideration Schedule is received by the Parent and the Paying Agent unless and until the Representative subsequently delivers a further Updated Merger Consideration Schedule to the Parent and the Paying Agent. Notwithstanding anything to the contrary in this Agreement, in the event that the Representative delivers an Updated Merger Consideration Schedule less than two (2) Business Days prior to the date on which a payment of Additional Merger Consideration is required to be made pursuant to this Agreement, then the time period for making such payment (but not any prior or future payments of Additional Merger Consideration) shall be extended until the date that is two (2) Business Days after the Parent’s and Paying Agent’s receipt of such Updated Merger Consideration Schedule. Any reference in this Agreement to the Merger Consideration Schedule shall be deemed to be a reference to (i) the Merger Consideration Schedule delivered pursuant to Section 1.08 and Section 5.04(a) or (ii) if the Representative has delivered an Updated Merger Consideration Schedule to the Parent and the Paying Agent under this Agreement, the most recently delivered Updated Merger Consideration Schedule.

(c) All amounts and allocations set forth in the Merger Consideration Schedule (other than amounts and allocations for clauses (vii)(e), (vii)(f) and (viii) of the definition of Merger Consideration Schedule, which such amounts and allocations are to be finally determined and set forth in an Updated Merger Consideration Schedule following the Effective Time) and any Updated Merger Consideration Schedule shall be conclusive and binding upon the Company and the Securityholders and neither the Parent, the Merger Sub nor, after the Closing, the

Surviving Company shall have any obligation to verify the accuracy of the Merger Consideration Schedule or any Updated Merger Consideration Schedule. In the event of any inconsistency between the Merger Consideration Schedule or any Updated Merger Consideration Schedule and any provision of the Company LLC Agreement or any other document, the Merger Consideration Schedule or the Updated Merger Consideration Schedule, as applicable, shall control.

5.05 Payoff Letters, Lien Releases and Invoices. The Company shall deliver to the Parent, no later than three (3) Business Days prior to the Closing Date, with respect to any Closing Indebtedness under the Credit Agreements, drafts of customary payoff letters, setting forth, among other things, (i) the amount required to pay off in full at the Closing all relevant Closing Indebtedness owed thereunder, (ii) wire transfer instructions for the payment of such amount and (iii) the commitment to release all Liens, if any, which such Person may hold on any Group Company upon receipt of the payoff amount set forth therein (each, a “Payoff Letter”), together with any collateral releases, collateral access agreement terminations, mortgage releases, intellectual property releases, physical collateral delivers and other related termination and/or release items in connection therewith. The Company shall deliver to the Parent, at or prior to the Closing, each such Payoff Letter executed by the parties thereto. In addition, the Company shall use commercially reasonable efforts to deliver to the Parent, no later than three (3) Business Days prior to the Closing Date, an invoice form each third party advisor to any Group Company, with respect to such third party advisor’s fees and expenses that constitute Company Transaction Expenses and are estimated to be due and payable to such advisor as of the Closing Date.

5.06 Notification. From the date hereof until the earlier of the termination of this Agreement and the Effective Time, if the Company becomes aware of any fact or event that constitutes a breach of any of the representations and warranties contained in ARTICLE III or any of the covenants of the Company set forth herein that, in either case, would cause the conditions set forth in Section 7.01(a) or Section 7.01(b), as applicable, not to be satisfied as of the Closing Date, the Company shall disclose to the Parent such breach.

ARTICLE VI

COVENANTS OF THE PARENT

6.01 Access to Books and Records. From and after the Closing until the five (5) year anniversary of the Closing Date, the Parent shall, and shall cause the Surviving Company to, provide the Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, upon reasonable notice (which access may be limited to the extent the Parent reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Parent or its Subsidiaries (including the Surviving Company)), to the books and records of the Group Companies with respect to periods or occurrences prior to or on the Closing Date, for purposes of any governmental investigations, legal compliance, Tax audits, Tax Return preparation or financial statement preparation. Unless otherwise consented to in writing by the Representative, the Parent shall not, and shall not permit the Surviving Company or its Subsidiaries to, for a period of five (5) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Group Company for any period prior to the Closing Date without first (a) giving reasonable prior notice to the Representative and (b) providing the Representative with reasonable opportunity to make copies of such books and records or any portion thereof that the Parent or the Surviving Company may intend to destroy, alter or dispose of; provided, that with respect to electronic books and records that would be automatically disposed of pursuant to the Parent’s document retention policies, the Parent shall use commercially reasonable efforts to comply with the requirements of the preceding clauses (a) and (b).

6.02 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if the Parent becomes aware of, or if there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made in ARTICLE IV or any covenant that, in either case, would cause the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, not to be satisfied as of the Closing Date, the Parent shall disclose to the Company such breach.

6.03 Indemnification of Officers and Directors of the Company.

(a) From and after the Closing, the Parent shall cause the Surviving Company and each of its Subsidiaries to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director, manager or employee of a Group Company (each, a “D&O Indemnified Party”), against all losses in connection with any claim, Action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director, manager or employee of a Group Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) in each case to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Group Companies pursuant to their respective organizational documents and indemnification agreements between any Group Company and any D&O Indemnified Party and identified on Schedule 6.03(a).

(b) For a period of six (6) years after the Closing and at all times subject to applicable Law, the Parent shall not (and shall not cause or permit any Group Company or any of the Parent’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the organizational documents of the Group Companies. Notwithstanding the foregoing, prior to the Closing, the Company shall obtain a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six (6) years after the Closing, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore made available to the Parent). From and after the Closing, the Parent shall (and/or shall cause the Group Companies or its other subsidiaries or Affiliates, as applicable, to) continue to honor its obligations under any such insurance procured pursuant to this Section 6.03(b), and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof.

(c) The Parent agrees to pay, or to cause the Surviving Company or any of its Subsidiaries to pay, all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.03.

(d) If the Parent, the Surviving Company or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and the Parent or the Surviving Company shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Parent or the Surviving Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.03.

(e) With respect to any indemnification obligations of the Parent and/or the Company pursuant to this Section 6.03, the Parent hereby acknowledges and agrees (i) that it and the Company shall be the indemnitors of first resort with respect to all indemnification obligations of the Parent and/or the Company pursuant to this Section 6.03 (i.e., their obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities incurred by such D&O Indemnified Party are secondary) and (ii) that it irrevocably waives, relinquishes and releases any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

(f) The provisions of this Section 6.03 shall survive the consummation of the Merger and the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, and his or her successors, heirs and representatives and shall be binding on all successors and assigns of the Parent and the Surviving Company.

6.04 Additional Tail Coverage. At or prior to the Closing, the Company shall use its commercially reasonable efforts to obtain tail coverage under those of the Company’s existing insurance policies listed on Schedule 6.04 hereto or otherwise as reasonably identified by the Parent no later than 10 calendar days prior to the Closing Date (the “Additional Tail Coverage”); provided, that the Company shall not purchase any such Additional Tail Coverage without the prior written approval of the Parent (for this purpose, e-mail is sufficient), and the Company shall not be required to use commercially reasonable efforts to obtain any Additional Tail Coverage that has not been approved by Parent. The Parent shall pay one hundred percent (100%) of all fees (including the policy premiums) and costs associated with obtaining any such approved Additional Tail Coverage.

6.05 Employee Matters.

(a) For a period of not less than one year following the Closing Date, the Parent shall, or shall cause the Surviving Company and its Subsidiaries to, maintain for each of the employees of the Company and its Subsidiaries (as determined as of the Closing Date) who continue to be employed by the Parent, the Surviving Company and their Subsidiaries following the Closing (collectively, the “Continuing Employees”) (i) total annual cash compensation (comprised of base salary or wage rate, together with annual incentive opportunities, but excluding specific performance goals with respect to such annual cash incentive opportunities and, for the avoidance of doubt, excluding equity-based compensation) that are no less favorable in the aggregate than the total annual cash compensation (comprised of base salary or wage rate, together with annual cash incentive opportunities, but excluding specific performance goals with respect to such annual cash incentive opportunities and, for the avoidance of doubt, excluding equity-based compensation) provided to such Continuing Employee immediately prior to the Closing and (ii) other employee benefits (excluding equity or equity-based arrangements, change in control, retention or similar benefits, deferred compensation arrangements, retiree health and welfare benefits or defined benefit pension plans and specific performance goals for any cash incentive compensation) which are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Closing. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to restrict the Company or any of its Subsidiaries, the Parent, the Surviving Company or any of their Affiliates from terminating the employment of any Continuing Employee, provided that any such termination is effected in accordance with applicable Law.

(b) From and after the Closing, the Parent shall use commercially reasonable efforts to, or shall cause the Surviving Company and its Subsidiaries to use commercially reasonable efforts to, give each Continuing Employee credit for purposes of (i) eligibility and vesting and (ii) vacation and paid time off accrual and severance benefit determination under any employee benefit or compensation plans, programs, or arrangements provided, sponsored, maintained or contributed to by the Parent, the Surviving Company or any of their respective Subsidiaries for such Continuing Employee’s service with the Company or any of its Subsidiaries, and with any predecessor employer, to the same extent recognized by the Company or any of its Subsidiaries as of immediately prior to the Closing, except to the extent such credit would result in the duplication of benefits for the same period of service. Notwithstanding the foregoing, the Parent shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of the Parent that is a defined benefit pension, retiree health or similar plan, program or arrangement.

(c) The Parent shall use commercially reasonable efforts to, or shall cause the Surviving Company and its Subsidiaries to use commercially reasonable efforts to: (i) waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of the Parent, the Surviving Company or any of their Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the welfare plans of the Company and its Subsidiaries prior to the Closing, and (ii) give full credit under the welfare plans of the Parent, the Surviving Company and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer.

(d) If requested by the Parent in writing delivered to the Company not less than fifteen (15) Business Days before the Closing Date, the board of managers of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as necessary or appropriate to terminate each of the Company Plans intended to be “qualified” within the meaning of Section 501(a) of the Code and that includes a cash or deferred arrangement under Section 401(k) of the Code (the “Company 401(k) Plans”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If the Parent requests that the Company 401(k) Plans be terminated, the Company shall provide the Parent with evidence that such plans have been terminated (the form and substance of which shall be subject to reasonable review and comment by the Parent) not later than five (5) calendar days immediately preceding the Closing Date, subject to the occurrence of the Closing.

(e) The Company shall use commercially reasonable efforts to obtain prior to the initiation of the requisite stockholder vote procedure contemplated in this Section 6.05(e), a waiver (a “Parachute Payment Waiver”) of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code and the Treasury Regulations promulgated thereunder (“Parachute Payments”) from each Person whom the Company reasonably believes is, with respect to any Group Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder vote procedure contemplated in this Section 6.05(e), and whom the Company believes might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and the Company shall have delivered each such Parachute Payment Waiver to the Parent on or before the Closing Date. The Company shall solicit a vote of such stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under this Section, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be solicited in a manner that satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. No less than five (5) Business Days prior to the Closing, the Company shall forward to the Parent for approval, not to be unreasonably withheld, conditioned or delayed, prior to submission to the stockholders of the Company, copies of a disclosure statement and any other materials to be submitted to the stockholders in connection with the stockholder vote procedure, calculations related to the foregoing, and all other material documents prepared for purposes of complying with the stockholder vote procedure contemplated in this Section 6.05(e). No later than three (3) calendar days after its receipt of such materials and calculations, Parent shall provide Company with a written description of the material terms (including values and dollar amounts) of each Parent Arrangement (defined below) to be entered into by any disqualified individual prior to or in connection with the Closing. To the extent such Parent Arrangements are not disclosed to Company in accordance with the preceding sentence, the Company may solicit the stockholder vote without regard to such Parent Arrangements. For purposes of this Agreement, “Parent Arrangement” means (A) each payment or benefit to be provided by the Parent or Affiliate of the Parent (other than the Group Companies) pursuant to an agreement or arrangement entered into with the Parent or an Affiliate of the Parent, or (B) each payment or benefit to be provided by any Group Company at the Parent’s direction or pursuant to an agreement or arrangement entered into by a Group Company at the Parent’s direction.

(f) Except in respect of Letters of Transmittal, Option Acknowledgement Agreements or any other Transaction Documents or any transaction bonuses paid in connection with Closing, prior to the Closing, the Company shall not, and shall cause each of its representatives and the other Group Companies (and each of their respective representatives) not to issue any communication (including any electronic communication) to any employee of a Group Company regarding post-Closing employment matters, in each case, without the prior written approval (with email being sufficient) of the Parent (such approval not to be unreasonably withheld, conditioned or delayed). In addition, except in respect of Letters of Transmittal, Option Acknowledgement Agreements or any other Transaction Documents or any transaction bonuses paid in connection with Closing, the Company shall not, and shall cause each of its representatives and the other Group Companies (and each of their respective representatives) not to issue any communication (including any electronic communication) to any employee of a Group Company regarding this Agreement or the pendency of the Transaction (in each case, to the extent such employee was not informed of the Transaction prior to the date hereof) prior to the earlier of (i) the fourth (4th) Business Day after the date of this Agreement and (ii) the public announcement or public disclosure of the Transaction and/or this Agreement by the Parent, Ultimate Parent or any of their respective Affiliates (including, without limitation, any filings with the SEC or other Governmental Entity). Notwithstanding anything to the contrary in this Section 6.05(f), none of the Group Companies or any of their respective representatives shall be prohibited or restricted from any communications (including electronic communications) to any employees in connection with the Company’s efforts to perform and/or comply with, and/or avoid any breach of, any of the covenants, agreements, obligations and/or other provisions of this Agreement or any of the other Transaction Documents.

(g) The parties acknowledge and agree that all provisions contained in this Section 6.05 are included for the sole benefit of the parties hereto. This Agreement is not intended by the parties to, and nothing in this Section 6.05 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to or adoption of any Company Plan or any other employee benefit plan, program, policy, agreement or arrangement of the Group Companies or the Parent and its Subsidiaries, (ii) create any obligation of the Parties to any Person (other than the other Parties) with respect to any employee benefit plan, program, policy, agreement or arrangement of the Parent or the Surviving Company or any of their respective Affiliates or (iii) confer on any Continuing Employee or any other Person (other than the Parties) any rights or remedies (including third party beneficiary rights).

6.06 Release.

(a) Effective upon the Closing, the Parent, the Surviving Company and each of respective Affiliates, predecessors, successors, assigns, and other Persons that have or could potentially derive rights through them (the “Parent Releasing Parties”) hereby irrevocably waive, release and discharge each of the Unitholders, the Optionholders, the Representative, and each of their respective Affiliates and each of the foregoing Persons’ respective officers, directors, employees, partners, members, stockholders, managers, owners, agents, representatives, heirs, beneficiaries, executors, trustees, administrators, successors and assigns (the “Securityholder Released Parties”) from any and all liabilities, debts or obligations to the Parent Releasing Parties of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown to the extent relating to any Group Company, other than the obligations of any Securityholder Released Party under this Agreement and any Transaction Document to which such Securityholder Released Party is a party. Effective upon the Closing, each of the Parent Releasing Parties hereby expressly waives and releases any rights and benefits which any of the Parent Releasing Parties has or may have under any law or rule of any jurisdiction pertaining to the matters released herein and expressly waives and releases any and all rights and benefits conferred upon the Parent Releasing Parties by the provisions of Section 1542 of the California Civil Code (or any similar Laws), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(b) The Parent Releasing Parties hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any action or proceeding of any kind against any Securityholder Released Party, based on any matter purported to be released hereby.

(c) Effective upon the Closing, each of the Securityholders (in their respective capacity as holders of Company Units and/or Options), on their own behalf and on behalf of each of their respective predecessors, successors, assigns and other Persons that have or could potentially derive rights through them (the “Securityholder Releasing Parties”) hereby irrevocably waive, release and discharge each of Ultimate Parent and its Subsidiaries (including the Parent and the Surviving Company) and each of the foregoing Persons’ respective officers, directors, employees, partners, members, stockholders, managers, owners, agents, representatives, heirs, beneficiaries, executors, trustees, administrators, successors and assigns (the “Parent Released Parties”) from any and all liabilities, debts or obligations to the Securityholder Releasing Parties of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, to the extent relating to the Group Companies, in each case, arising at any time at or prior to the Effective Time, other than (i) the obligations of any Parent Released Party under this Agreement and any Transaction Document to which such Parent Released Party is a party, (ii) each Securityholder Releasing Party’s rights and interests under any written agreement between such Securityholder Releasing Party, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or (iii) with respect to any Securityholder Releasing Party who is a director, manager, officer, employee or agent of any Group Company, (A) earned wages that remain unpaid as of the Effective Time; (B) reimbursements for business expenses incurred and documented in compliance with the policies of the Group Companies in effect immediately prior to the Closing Date and consistent with prior expenditures; (C) unreimbursed claims under employee health and welfare plans, consistent with the terms of coverage in effect on the date the claim was incurred; (D) the entitlement of any such employee to COBRA continuation coverage benefits or any other similar benefits required to be provided by Law; (E) amounts which are vested under the 401(k) plan of any Group Company; and (F) any rights of the Securityholder Releasing Parties or obligations of the Parent Released Parties under indemnification, exculpation, expense advancement or similar provisions applicable for the benefit of such Persons and any rights to coverage or recovery under any directors and officers or similar insurance policies of any Group Company and/or their Affiliates. Effective upon the Closing, each of the Securityholder Releasing Parties hereby expressly waives and releases any rights and benefits which any of the Securityholder Releasing Parties has or may have under any law or rule of any jurisdiction pertaining to the matters released herein and expressly waives and releases any and all rights and benefits conferred upon the Securityholder Releasing Parties by the provisions of Section 1542 of the California Civil Code (or any similar Laws), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(d) The Securityholder Releasing Parties hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any action or proceeding of any kind against any Parent Released Party, based on any matter purported to be released hereby.

6.07 Option Acknowledgement Agreements. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to obtain Option Acknowledgement Agreements signed and completed by each holder of outstanding Vested In-the-Money Options prior to the Closing.

ARTICLE VII

CONDITIONS TO CLOSING

7.01 Conditions to the Parent’s and the Merger Sub’s Obligations. The obligations of Ultimate Parent, the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Parent in writing) of the following conditions as of the Closing Date:

(a) (i) The Fundamental Representations shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date and (ii) the other representations and warranties of the Company contained in ARTICLE III of this Agreement (other than the Fundamental Representations) shall be true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedules) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedules) does not constitute a Material Adverse Effect;

(b) The Company shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d) No Order shall have been entered by any Governmental Entity that remains in effect and would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) The Company shall have delivered to the Parent each of the following:

(i) a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 7.01(a) and (b) have been satisfied; and

(ii) a duly executed certificate, dated as of the Closing Date and signed by the Company, that satisfies the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) confirming that the Company Units are not “United States real property interests” as defined in Section 897 of the Code, and a notice addressed to the Internal Revenue Service, dated as of the Closing Date and signed by the Company, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2), in each case in form and substance reasonably satisfactory to the Parent.

(f) There shall not have been a Material Adverse Effect which has occurred since the date hereof and is continuing;

(g) There shall not be pending any Action by a Governmental Entity that seeks to restrain, enjoin or otherwise prevent the consummation of the Merger (provided that, for the avoidance of doubt, for purposes of this Section 7.01(g) of this Agreement, the term Action shall be deemed to exclude any letter from the Federal Trade Commission Bureau of Competition in the form announced and disclosed by the Federal Trade Commission Bureau of Competition on August 3, 2021); and

(h) The Escrow Agreement shall have been executed and delivered by the Representative.

If the Closing occurs, all Closing conditions set forth in this Section 7.01 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Parent and the Merger Sub; provided, that the foregoing shall not limit any remedy in respect of Fraud.

7.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company in writing) of the following conditions as of the Closing Date:

(a) (i) The representations and warranties contained in ARTICLE IV of this Agreement shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedules) does not constitute a Parent Material Adverse Effect;

(b) The Parent and the Merger Sub shall have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d) No Order shall have been entered by any Governmental Entity that remains in effect and would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) The Parent shall have delivered to the Company a certificate of an authorized officer of the Parent and the Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Sections 7.02(a) and (b) have been satisfied;

(f) There shall not be pending any Action by a Governmental Entity that seeks to restrain, enjoin or otherwise prevent the consummation of the Merger (provided that, for the avoidance of doubt, for purposes of this Section 7.02(f) of this Agreement, the term Action shall be deemed to exclude any letter from the Federal Trade Commission Bureau of Competition in the form announced and disclosed by the Federal Trade Commission Bureau of Competition on August 3, 2021);

(g) The Escrow Agreement shall have been executed and delivered by the Parent and the Escrow Agent; and

(h) The Paying Agent Agreement shall have been executed and delivered by the Parent and the Paying Agent and a copy thereof shall have been delivered to the Company.

If the Closing occurs, all closing conditions set forth in this Section 7.02 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company; provided, that the foregoing shall not limit any remedy in respect of Fraud.

ARTICLE VIII

SURVIVAL

8.01 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements of the parties in this Agreement or in any instrument or certificate delivered by the parties pursuant to this Agreement shall survive the Effective Time and neither the Representative nor any of the Securityholders shall have any Liability to the Parent, Merger Sub or the Company, and neither the Parent or Merger Sub shall have any Liability to the Representative or the Securityholders, after the Closing for any breach thereof, except for covenants and agreements that contemplate performance after the Closing, each of which will survive in accordance with its terms. Each of Parent and Merger Sub (on behalf of themselves and their respective Affiliates and each of their respective directors, managers, officers, general partners, equity holders and managing members) agrees that, from and after the Closing, under no circumstances will the Representative or Securityholders have any Liability or responsibility to any other Person for any Losses or other Liabilities relating to or arising from any actual or alleged breach of any representation or warranty or any covenant or agreement to have been performed prior to the Closing set forth in this Agreement (or any exhibit, Schedule or instrument or certificate delivered hereunder), including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations or warranties or covenants or obligations set forth in this Agreement that are to be performed prior to the Closing, any certificate, instrument, opinion or other documents delivered hereunder, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, except for any claim of Fraud brought against any Person who committed such Fraud.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parent and the Company;

(b) by the Parent, if any of the representations or warranties of the Company set forth in ARTICLE III shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 7.01(a) or (b) (to the extent not waived in writing by the Parent) would not be satisfied and, in the case of any breach capable of being cured, the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Company; provided, that neither the Parent nor the Merger Sub is then in breach of this Agreement such that the conditions to Closing set forth in either Section 7.02(a) or (b) would not (in the absence of a waiver) be satisfied;

(c) by the Company, if any of the representations or warranties of the Parent or the Merger Sub set forth in ARTICLE IV shall not be true and correct, or if the Parent or the Merger Sub has failed to perform any covenant or agreement on the part of the Parent or the Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 7.02(a) or (b) (to the extent not waived in writing by the Company) would not be satisfied and, in the case of any breach capable of being cured, the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Parent or the Merger Sub; provided, that the Company is not then in breach of this Agreement such that the conditions to Closing set forth in either Section 7.01(a) or (b) would not (in the absence of a waiver) be satisfied; provided further, that neither a breach by the Parent of Section 4.07 nor the failure to deliver the Merger Consideration or the payments contemplated by Section 2.02 at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Company;

(d) by the Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to May 6, 2022 (such date, the “Outside Date”), and the Party seeking to terminate this Agreement pursuant to this Section 9.01(d) shall not have (provided that if such Party is the Parent, neither the Parent nor the Merger Sub shall have) breached any of its obligations under this Agreement in any manner that shall have been the principal cause of the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date; provided, that if the Company or the Representative brings any Action pursuant to Section 12.18 to enforce specifically the performance of any of the terms or provisions hereof, the Outside Date shall automatically be extended pursuant to Section 12.18(b); or

(e) by either the Parent or the Company, if any Governmental Entity has issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action has become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to a party if the failure of such party to fulfill any of its obligations under this Agreement is the primary cause of or resulted in such Order.

9.02 Effect of Termination. In the event this Agreement is terminated by either the Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02, Section 10.01, ARTICLE XI and ARTICLE XII hereof, which shall survive the termination of this Agreement), and there shall be no liability on the part of any of Ultimate Parent, the Parent, the Merger Sub, the Company, the Representative or the Securityholders to one another; provided, that no such termination shall relieve any Party hereto from any liability or damages resulting from a Willful Breach of any of such Party’s representations, warranties, covenants or agreements set forth in this Agreement. Without limiting the Company’s rights under any other provision of this Agreement (including the Company’s right to specific performance pursuant to Section 12.18), the Company may, on behalf of the Securityholders, petition a court to award damages in connection with any Willful Breach by Ultimate Parent, the Parent and/or the Merger Sub of this Agreement, and the Parent agrees that such damages shall not be limited to reimbursement of expenses or out-of-pocket costs, but shall include the benefit of the bargain lost by the Securityholders (taking into consideration relevant matters, including other transaction opportunities and the time value of money). The Company may, additionally, on behalf of the Securityholders, enforce such award and accept damages for such breach. For all purposes of this Agreement, the failure of Ultimate Parent, the Parent and the Merger Sub to consummate the Closing for any reason when required pursuant to the terms of this Agreement and/or to make the payments to the holders of Company Units and/or Options, the Company or any other Person pursuant to ARTICLE I and ARTICLE II for any reason when required pursuant to the terms of this Agreement shall, in each case, be a Willful Breach of this Agreement by the Parent that (i) is not capable of being cured, (ii) has prevented consummation of the transactions contemplated hereby, and (iii) gives rise to the Company’s termination right pursuant to Sections 9.01(c) and (e). Notwithstanding anything to the contrary herein, termination of this Agreement shall not affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their respective terms.

ARTICLE X

ADDITIONAL COVENANTS

10.01 Representative.

(a) Appointment. In addition to the other rights and authority granted to the Representative elsewhere in this Agreement, upon and by virtue of the approval of this Agreement by the holders of a majority of the outstanding Series A Units of the Company, and pursuant to each Letter of Transmittal and Option Acknowledgement Agreement, the Securityholders collectively and irrevocably constitute and appoint the Representative as the agent, representative, proxy and attorney-in-fact for all of the Securityholders for all purposes under this Agreement, to act from and after the date hereof and to do any and all things and execute any and all documents that may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including: (i) execution of any of the documents and certificates contemplated by this Agreement or the Contemplated Transactions; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Securityholders and others, as contemplated by this Agreement; (iii) payment of amounts due to the Parent pursuant to Section 1.09 or 1.10; (iv) receipt and forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Securityholders, any and all consents, waivers, amendments or modifications deemed by the Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement, any Transaction Document or any of the instruments to be delivered to the Parent pursuant to this Agreement or any Transaction Document; (viii) (A) disputing or refraining from disputing, on behalf of each Securityholder relative to any amounts to be received by such Securityholder under this Agreement or any agreements contemplated hereby, any claim made by the Parent under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Securityholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of each such Securityholder, any settlement agreement, release or other document with respect to such dispute or remedy; (ix) engaging attorneys, accountants, agents or consultants on behalf of the Securityholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; and (x) engaging attorneys, accountants, agents or consultants on behalf of the Securityholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; and (xi) using the Representative Reserve Fund as contemplated by the terms of this Agreement, including Section 1.13 and 10.01(e).

(b) Authorization. Notwithstanding Section 10.01(a), in the event that the Representative is of the opinion that it requires further authorization or advice from the Securityholders on any matters concerning this Agreement, the Representative shall be entitled to seek such further authorization from the Securityholders prior to acting on their behalf. In such event, the approval of the Securityholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the Series A Units of the Company issued and outstanding immediately prior to the Effective Time (the “Pre-Closing Series A Majority”) shall be binding on all of the Securityholders and shall constitute the authorization of the Securityholders. The appointment of the Representative is coupled with an interest and shall be irrevocable by any Securityholders in any manner or for any reason. This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. GI: Partners Acquisitions LLC hereby accepts its appointment as the initial Representative.

(c) Actions by the Representative; Resignation; Vacancies. The Representative may resign from its position as Representative at any time by written notice delivered to the Parent and the Securityholders. In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Pre-Closing Series A Majority will select another representative to fill such vacancy and such substituted representative will be deemed to be the Representative for all purposes of this Agreement. Promptly following the filling of such vacancy or substitution described in the immediately preceding sentence, the newly selected Representative shall provide written notice to the Parent of such Representative’s selection.

(d) No Liability. All acts of the Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Securityholders and not of the Representative individually. The Representative shall not have any liability for any amount owed to the Parent pursuant to Section 1.09 or 1.10. The Representative shall not be liable to the Company, the Parent or the Merger Sub, in his, her or its capacity as the Representative, for any liability of a Securityholder or otherwise, or for anything that it may do or refrain from doing in connection with this Agreement. The Representative shall not be liable to the Securityholders, in his, her or its capacity as the Representative, for any liability of a Securityholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything that it may do or refrain from doing in connection with this Agreement except in the case of willful misconduct by the Representative. The Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as the Representative to the Parent, the Merger Sub, the Company or the Securityholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Securityholder.

(e) Indemnification; Expenses. Each Securityholder shall, in accordance with such Securityholder’s Pro Rata Percentage, indemnify and defend the Representative and hold the Representative harmless against any loss, damage, cost, liability, fee or expense incurred without willful misconduct by the Representative and arising out of or in connection with the acceptance, performance or administration of the Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Representative but shall be payable by and attributable to the Securityholders in accordance with each such Securityholder’s Pro Rata Percentage. Notwithstanding anything to the contrary in this Agreement, the Representative shall be entitled and is hereby granted the right to set off and deduct at any time any unpaid, non-reimbursed or unsatisfied losses, damages, costs, liabilities, fees or expenses incurred by the Representative in connection with the performance of its duties hereunder from amounts payable to the Securityholders or delivered to the Representative pursuant to this Agreement, including any amounts in the Representative Reserve Fund. Additionally, in connection with any unpaid, non-reimbursed or unsatisfied losses, damages, costs, liabilities, fees or expenses incurred by the Representative in connection with the performance of its duties hereunder, the Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be payable to the Securityholders from the Escrow Account to itself no earlier than the date such payments are actually made. The Representative may also from time to time submit invoices to the Securityholders covering such losses, damages, costs, liabilities or expenses.

10.02 Guaranty.

(a) Ultimate Parent hereby irrevocably, absolutely and unconditionally guarantees the timely performance and observance by the Parent of all its covenants, agreements and obligations to be performed or observed under this Agreement, including all of the Parent’s payment obligations pursuant to this Agreement, which include payment of the Merger Consideration (collectively, the “Guaranteed Obligations”).

(b) The guarantee set forth in this Section 10.02 is a continuing and irrevocable guaranty by Ultimate parent of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations are indefeasibly performed in full and paid in cash in accordance with the terms hereof, irrespective of (i) any change in the organizational existence, structure or ownership of the Parent, the Merger Sub or Ultimate Parent, (ii) any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting the Parent, the Merger Sub or Ultimate Parent or affecting any of the assets of any of the foregoing, (iii) any change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligations, or any liability incurred directly or indirectly in respect thereof, (iv) the existence of any claim, set-off or other right that Ultimate Parent may have at any time against the Parent, the Merger Sub, the Company or the Representative or any Securityholder, whether in connection with the Guaranteed Obligations or otherwise, (v) any action or inaction on the part of the Company, any Securityholder or the Representative, as applicable, including the absence of any attempt to assert any claim or demand or to enforce any right or remedy against the Parent or Merger Sub or to collect the Guaranteed Obligations therefrom, or the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise in the transactions contemplated by this Agreement, (vi) the adequacy of any other means the Company, any Securityholder or the Representative, as applicable, may have of obtaining payment of any of the Guaranteed Obligations, (vii) any amendment or modification to this Agreement, other than an amendment to this Section 10.02, (viii) the failure or delay on the part of the Company, any Securityholder or the Representative that has not been consented to or approved in writing by the Ultimate Parent, as applicable, to assert any claim or demand or to enforce any right or remedy against Ultimate Parent or any other Person or (ix) any other act or omission that may or might in any manner or to any extent vary the risk of Ultimate Parent or otherwise operate as a discharge of Ultimate Parent as a matter of law or equity (other than payment of the Guaranteed Obligations). Ultimate Parent hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable Law, all claims of waiver, release, surrender, abstraction, compromise, presentment, protest, promptness, diligence, acceptance, notice of non-performance, dishonor or default, demand for payment, any other notices to which Ultimate Parent might otherwise be entitled, set-offs, counterclaims, cross-claims, recoupments or other defenses that Ultimate Parent may have against the Company, any Securityholder or the Representative, as applicable, with respect to this Agreement or the transactions contemplated hereby. The guarantee set forth in this Section 10.02 is a guarantee of payment, not collection, and is in no way conditioned upon any requirement that the Company, any Securityholder or the Representative, as applicable, first or concurrently attempt to collect any amounts from the Parent or resort to any security or other means of collecting payments. Without limiting the foregoing, none of the Company, the Securityholders or the Representative, as applicable, shall be obligated to file any claim relating to the Guaranteed Obligations in the event that the Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company or the Representative, as applicable, to so file shall not affect Ultimate Parent’s obligation hereunder.

(c) Ultimate Parent hereby agrees that the Parent may, at any time and from time to time, and without notice to Ultimate Parent, make any agreement with the Company or the Representative, as applicable, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations, or for any modification or amendment of the terms thereof, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of Ultimate Parent under this Section 10.02. Ultimate Parent waives any defense arising by reason of any disability or other defense of the Parent, or the cessation from any cause whatsoever of the liability of the Parent, or any claim that Ultimate Parent’s obligations exceed or are more burdensome than the Parent’s and waives the benefit of any statute of limitations affecting the liability of Ultimate Parent hereunder. The obligations of Ultimate Parent hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. Notwithstanding any other provision of this Section 10.02, Ultimate Parent may assert, as a defense to, or release or discharge of, any payment or performance by Ultimate Parent under this Section 10.02 any defense (in each case, other than any defense or other discharge by operation of any bankruptcy, insolvency or similar Law) that the Parent could assert against the Company or the Representative, as applicable, under the terms of, or with respect to, this Agreement except to the extent such defense has been raised by the Parent or the Merger Sub and rejected by a court of competent jurisdiction or, with respect to any determinations to be made by the Designated Accounting Firm pursuant to this Agreement, the Designated Accounting Firm.

(d) Ultimate Parent’s obligations under this Section 10.02 shall be binding upon Ultimate Parent and its successors and permitted assigns and inure to the benefit of, and be enforceable by, the Company and the Representative, as applicable, and their respective successors and permitted assigns. Ultimate Parent hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any Action asserting that this Section 10.02 (or any provision set forth in this Section 10.02) is illegal, invalid or unenforceable in accordance with its terms.

10.03 Disclosure Schedules. All Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules” or “Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure

Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in ARTICLE III of this Agreement shall be deemed to have been disclosed with respect to every other section and subsection in ARTICLE III of this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of such section or subsection, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of the Company’s, the Parent’s or the Merger Sub’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. No reference in the Disclosure Schedules to any Contract shall be construed as an admission or indication that such Contract is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

10.04 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Merger, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 10.04, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable, and in any event within five (5) Business Days after the execution of this Agreement, and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable and (y) make all other necessary or advisable filings as promptly as reasonably practicable after the date hereof, and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested under any applicable Antitrust Laws.

(b) Notwithstanding anything to the contrary in this Agreement, Parent shall, and shall cause its Affiliates to, cooperate in good faith with all Governmental Entities and undertake promptly (x) any and all actions (including cooperating and negotiating in good faith with all Governmental Entities) necessary, proper or advisable to satisfy the conditions set forth in Sections 7.01(c), 7.01(d), 7.01(g), 7.02(c), 7.02(d) and 7.02(f) to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Outside Date) and (y) any and all actions necessary, proper or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding under any Antitrust Law in any forum by or on behalf of any Governmental Entity or the issuance of any Order that would (or to obtain the agreement or consent of any Governmental Entity to the transactions contemplated hereby the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement, including (i) proffering and consenting and agreeing to an Order or other agreement providing for the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, particular assets, categories of assets or lines of business of the Company or any of its Subsidiaries or the Parent or any of its Affiliates, (ii) promptly effecting such disposition, licensing or holding separate of assets or lines of business, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Outside Date, (iii) offering to terminate any existing relationships and contractual rights and obligations and, if the offer is accepted, promptly terminating such relationships and rights, and (iv) otherwise offering to take or offering to commit to take any action which it is capable of taking and, if the offer is accepted, promptly taking or committing to take such action, that limits their freedom of action with respect to any of the assets or business of the Parent or any of its Affiliates or the Company or any of its Subsidiaries, or their ability to retain any of their assets or lines of business, if any such action would not reasonably be expected to require the Parent and its Affiliates (including, following the Merger, the Company and its Subsidiaries) to incur or suffer costs, expenses or liabilities, or suffer diminution in the combined value of Parent, the Company and their respective Subsidiaries following the Merger, in an aggregate amount in excess of the amount set forth on Schedule 10.04(b).

(c) Each of the Parent and the Company shall, in connection with and without limiting the efforts referenced above in this Section 10.04 to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Merger under the HSR Act or any other applicable Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of the Parent, the Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of the Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 10.04(c) as “Antitrust Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Parent on the one hand or the Company on the other) or its legal counsel.

(d) The Parent shall not, and shall cause its Affiliates not to, acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any definitive agreements, providing for any acquisitions of, any equity interests in or a material portion of the assets of any Person (or any business or division thereof) to the extent any such acquisition (i) involves products and/or services which compete with the primary products and/or services offered by the Group Companies, and (ii) would reasonably be expected (and actually does) cause material additional substantive review of the Merger under the HSR Act which prevents the conditions set forth in Section 7.01(c), Section 7.01(d) (to the extent related to the HSR Act), Section 7.01(g) (to the extent related to the HSR Act), Section 7.02(c), Section 7.02(d) (to the extent related to the HSR Act) or Section 7.02(f) (to the extent related to the HSR Act) from being satisfied prior to the Extended Outside Date.

(e) In connection with and without limiting the foregoing, in the event that the Parent requests the Company to do so, (x) the Company shall give any notices to third parties required under any Contracts, and (y) the Company shall use, and cause each of the Group Companies to use, its commercially reasonable efforts to obtain any third party consents to any Contracts, in each case of clauses of (x) and (y), that are necessary, proper or advisable to consummate the Merger and set forth on Schedule 10.04(e). Notwithstanding anything to the contrary herein, none of the Company or any of its Subsidiaries shall be required to (i) pay any consent or other fee, payment or consideration or otherwise incur any other cost, expense, obligation or Liability in connection with obtaining any third party consents or (ii) make any concession or provide any security (including a guaranty) or otherwise agree to any obligations or accommodations (financial or otherwise) in connection with obtaining any third party consents (except, in the case of this clause (ii), if requested by and at the expense of the Parent and subject to, and not to become effective until, the occurrence of the Closing).

(f) The Parent shall be solely responsible for and pay all fees payable in connection with any filing or submission under any Antitrust Law in connection with the transactions contemplated by this Agreement.

10.05 Tax Matters.

(a) Transfer Taxes. The Parent shall pay fifty percent (50%) of all Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement and the remaining fifty percent (50%) shall be a Transaction Expense.

(b) Limitations on Post-Closing Tax Actions. The Parent shall not liquidate the Company on the Closing Date.

(c) Straddle Periods. For purposes of determining the Income Tax Liability Accrual, income Taxes of the Group Companies for a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the portion of any Straddle Period beginning on the day after the Closing Date on the basis of an interim closing of the books on the Closing Date, assuming for such purposes that the relevant Tax year of each of the Group Companies ended on the Closing Date; and provided that, notwithstanding anything in this Agreement to the contrary, any Taxes imposed on the Group Companies after the Closing in respect of any income inclusion under Sections 951 or 951A of the Code attributable to income, earnings or profits of the Group Companies through the Closing Date shall be determined as if the taxable year of such Group Companies ended on the Closing Date.

ARTICLE XI

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means, in accordance with GAAP, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies (including, without limitation, with respect to the classification of deferred revenue as short-term deferred revenue or long-term deferred revenue)) used and applied by the Group Companies in the preparation of the Company’s audited consolidated balance sheet for the fiscal year ended December 31, 2020 and as set forth in the Reference Statement. To the extent the Company’s audited consolidated balance sheet for the fiscal year ended December 31, 2020 and/or the Reference Statement are inconsistent with GAAP, the accounting principles, practices, procedures, policies and methods used in the preparation of the Company’s audited consolidated balance sheet for the fiscal year ended December 31, 2020 or set forth on the Reference Statement shall control. To the extent that the Company’s audited consolidated balance sheet for the fiscal year ended December 31, 2020 is inconsistent with the Reference Statement, the accounting principles, practices, procedures, policies and methods set forth on the Reference Statement shall control. In any event, the Accounting Principles (i) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, and (ii) shall follow the defined terms contained in this Agreement.

“Acquisition Transaction” has the meaning as set forth in Section 5.03.

“Act” has the meaning as set forth in Section 1.01(a).

“Action” has the meaning as set forth in Section 3.11(a).

“Additional Merger Consideration” means, as of any date of determination, without duplication, any purchase price adjustments arising under Section 1.10 payable to the Securityholders, the Remaining Escrow Amount, if any, and the Remaining Representative Reserve Fund Amount, if any, and the Remaining Representative Reserve Fund Amount, if any.

“Additional Tail Coverage” has the meaning set forth in Section 6.04.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning as set forth in the Preamble to this Agreement.

“Annual Financial Statements” has the meaning as set forth in Section 3.05(a).

“Anti-Corruption Laws” means all Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any public official, commercial entity or any other Person to obtain or retain business or an improper business advantage; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (the “FCPA”), the UK Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Consideration Amount” means, (i) with respect to each Series A Unit, (A) the Per-Series A Unit Closing Consideration, plus (B) the Per-Series A Unit Additional Consideration, (ii) with respect to each Class A Common Unit, (A) the Per-Class A Common Unit Closing Consideration, plus (B) the Per-Class A Common Unit Additional Consideration, (iii) with respect to each Class B Common Unit, (A) the Per-Class B Common Unit Closing Consideration, plus (B) the Per-Class B Common Unit Additional Consideration,

(iii) with respect to each Class C Common Unit, (A) the Per-Class C Common Unit Closing Consideration, plus (B) the Per-Class C Common Unit Additional Consideration, and (iv) with respect to each Class D Common Unit, (A) the Per-Class D Common Unit Closing Consideration, plus (B) the Per-Class D Common Unit Additional Consideration.

“Attorney-Client Communication” means any communication occurring on or prior to Closing between Law Firm, on the one hand, and the Company, its Subsidiaries, any member of the Securityholder Group, or any of their respective Affiliates, on the other hand, that in any way relates to the Transaction, including any representation, warranty, or covenant of any party under this Agreement or any related agreement.

“Base Consideration” means $1,605,000,000 (One Billion Six Hundred Five Million Dollars).

“Business Day” means a day that is neither a Saturday or Sunday, nor any other day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated by applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (including any changes in applicable state or local Law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any legislative or regulatory guidance issued pursuant to such Laws.

“Cash” means, (a) the sum of (i) the aggregate amount of all unrestricted cash and cash equivalents of the Group Companies (including checks, credit card receivables and deposits in transit and marketable securities to the extent such marketable securities may be converted to unrestricted cash within thirty (30) days following the Closing), plus (ii) the $1,050,000 deposited with JP Morgan to support obligations of the Group Companies under purchase cards (for the avoidance of doubt, to the extent such amount remains deposited with JP Morgan as of the Closing), minus (b) the aggregate amount of issued but uncleared checks, outstanding drafts and all uncleared wires issued by or on behalf of the Group Companies as of such time, in each case as determined in accordance with the Accounting Principles.

“Certificate of Merger” has the meaning as set forth in Section 1.01(b).

“Class A Common Unit Merger Consideration” means the aggregate consideration to which holders of Class A Common Units become entitled pursuant to Section 1.02(b).

“Class A Common Unitholder” means a holder of Class A Common Units.

“Class A Common Units” means the Class A Common Units of the Company.

“Class B Common Unit Merger Consideration” means the aggregate consideration to which holders of Class B Common Units become entitled pursuant to Section 1.02(c).

“Class B Common Unitholder” means a holder of Class B Common Units.

“Class B Common Units” means the Class B Common Units of the Company.

“Class C Common Unit Merger Consideration” means the aggregate consideration to which holders of Class C Common Units become entitled pursuant to Section 1.02(d).

“Class C Common Unitholder” means a holder of Class C Common Units.

“Class C Common Units” means the Class C Common Units of the Company.

“Class D Common Unit Merger Consideration” means the aggregate consideration to which holders of Class D Common Units become entitled pursuant to Section 1.02(e).

“Class D Common Unitholder” means a holder of Class D Common Units.

“Class D Common Units” means the Class D Common Units of the Company.

“Closing” has the meaning as set forth in Section 2.01.

“Closing Balance Sheet” has the meaning as set forth in Section 1.09.

“Closing Cash” means the Cash as of the Reference Time.

“Closing Cash Payment” means the Estimated Cash Consideration minus the Escrow Amount and the Representative Reserve Fund. For the avoidance of doubt, the sum of the amount of the Unitholder Closing Cash Payment and the amount of the Optionholder Closing Cash Payment shall equal the Closing Cash Payment.

“Closing Date” has the meaning as set forth in Section 2.01.

“Closing Indebtedness” means the Indebtedness as of the Reference Time.

“Closing Net Working Capital” means the Net Working Capital as of the Reference Time.

“Closing Statement” has the meaning as set forth in Section 1.09.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Units” means Class A Common Units, Class B Common Units, Class C Common Units and Class D Common Units.

“Company” has the meaning as set forth in the Preamble to this Agreement.

“Company 401(k) Plans” has the meaning as set forth in Section 6.05(d).

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by or exclusively licensed to any Group Company.

“Company IP Rights Agreement” has the meaning as set forth in Section 3.10(i).

“Company LLC Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of GI Generate Parent LLC, dated as of August 6, 2018, as amended and/or restated.

“Company Plan” means (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject thereto), (ii) a stock or unit bonus, stock or unit purchase, stock or unit option, restricted stock or unit, stock or unit appreciation right, incentive unit or similar equity-based plan or award or (iii) any employment or individual independent contractor, consultant or service provider agreement or (iv) any other, severance, deferred-compensation, retirement, welfare-benefit, bonus, incentive, vacation, paid time off, fringe benefit and each other compensation or benefit plan, policy, program, agreement or arrangement sponsored, maintained, contributed to, or required to be contributed to by any of the Group Companies for the benefit of any employee of the Group Companies or with respect to which any Group Company could have any liability.

“Company Tangible Properties” has the meaning as set forth in Section 3.20.

“Company Units” means Series A Units, Class A Common Units, Class B Common Units, Class C Common Units and Class D Common Units.

“Confidentiality Agreement” has the meaning as set forth in Section 12.01(a).

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Continuing Employees” has the meaning as set forth in Section 6.05(a).

“Contract” means any legally binding written agreement, contract, arrangement, lease, loan agreement, security agreement, license or option to license agreement, material transfer agreement, research and development agreement, clinical trial agreement, services agreement, indenture or other similar instrument or obligation to which the party in question is a party.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control, Prevention or the World Health Organization and the occupational Safety and Health Administration, in each case, in connection with, related to, or in response to COVID-19, including the CARES Act and Families First Act.

“COVID-19 Response” means any reasonable action or inaction, including the establishment of any policy, procedure or protocol, by the Company or any of its Subsidiaries that the Company determines in its reasonable discretion is necessary, advisable or prudent in connection with (i) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (ii) ensuring compliance by the Company or any of its Subsidiaries with COVID-19 Measures applicable to any of them and/or (iii) in respect of COVID-19, protecting the health and safety of employees or other persons with whom the Company or any of its Subsidiaries and/or any of their respective personnel come into contact with during the course of business operations.

“Credit Agreements” means (i) that certain First Lien Credit Agreement, dated as of August 6, 2018, among Generate Life Sciences Inc. (“GLSI”), the Subsidiaries of GLSI from time to time party thereto, GI Generate Intermediate LLC (“Generate Intermediate”), Golub Capital Markets LLC, as the administrative agent and collateral agent, the Lenders from time to time party thereto, and the other agents, issuers and arrangers party thereto, as amended, restated, supplemented or otherwise modified from time to time; and (ii) that certain Second Lien Term Loan Agreement, dated as of August 6, 2018, among GLSI, the Subsidiaries of GLSI from time to time party thereto, Generate Intermediate, Owl Rock Capital Corporation, as the administrative agent and collateral agent, the Lenders from time to time party thereto, and the other agents, issuers and arrangers party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Data Protection Laws” means any applicable Laws relating to the Processing of data, data privacy, patient confidentiality, informed consent, data security, data breach notification, and the cross-border transfer of Personal Information.

“Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Privacy Policies; (iii) terms of any agreements to which any Group Company is bound relating to the Group Company’s Processing of Personal Information; and (iv) applicable industry standards relating to data security or the Processing of Personal Information.

“D&O Indemnified Party” has the meaning as set forth in Section 6.03(a).

“Deferred Payroll Taxes” means any Taxes payable by any Group Company that (a) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing Date and (b) are not paid as of the Closing Date and are payable after the Closing Date as permitted by Section 2302(a) of the CARES Act, calculated after giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act, or any similar applicable federal, state, or local Law to reduce the amount of any Taxes payable or owed, to the extent such tax credits are accrued prior to the Closing.

“Designated Accounting Firm” has the meaning as set forth in Section 1.09.

“Designated Company Contact” has the meaning as set forth in Section 5.02.

“Disclosure Schedules” has the meaning as set forth in Section 10.02.

“DOJ” has the meaning as set forth in Section 10.04(c).

“Effective Time” has the meaning as set forth in Section 1.01(b).

“Employee Optionholders” shall mean Optionholders who are not Non-Employee Optionholders.

“Enforceability Exceptions” has the meaning as set forth in Section 3.03(c).

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential material liability (including, without limitation, potential material liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company in violation of any Environmental Law.

“Environmental Laws” means all Laws relating to pollution or protection of human health as relates to exposure to Hazardous Materials or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Equity Incentive Plan” means the GI Generate Parent LLC Equity Incentive Plan, as amended and/or restated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning as set forth in Section 1.11(a).

“Escrow Agent” means PNC Bank, National Association.

“Escrow Agreement” has the meaning as set forth in Section 1.11(a).

“Escrow Amount” has the meaning as set forth in Section 1.11(a).

“Estimated Cash” has the meaning as set forth in Section 1.08.

“Estimated Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the amount, if any, by which the Estimated Net Working Capital exceeds the Upper

Target Net Working Capital Amount, minus (iv) the amount, if any, by which Estimated Net Working Capital is less than the Lower Target Net Working Capital Amount, plus (v) the amount of Estimated Cash, minus (vi) the amount of the Estimated Transaction Expenses.

“Estimated Closing Statement” has the meaning as set forth in Section 1.08.

“Estimated Indebtedness” has the meaning as set forth in Section 1.08.

“Estimated Net Working Capital” has the meaning as set forth in Section 1.08.

“Estimated Transaction Expenses” has the meaning as set forth in Section 1.08.

“Excess Amount” has the meaning as set forth in Section 1.10(a).

“Excluded Class A Common Units” has the meaning as set forth in Section 1.02(b)(ii).

“Excluded Class B Common Units” has the meaning as set forth in Section 1.02(c)(ii).

“Excluded Class C Common Units” has the meaning as set forth in Section 1.02(d)(ii).

“Excluded Class D Common Units” has the meaning as set forth in Section 1.02(e)(ii).

“Excluded Series A Units” has the meaning as set forth in Section 1.02(a)(ii).

“Excluded Payroll Taxes” shall mean the employer’s share of any Taxes due under Section 3111(a) of the Code in the case of any current employee whose wages from any Group Company for the 2020 fiscal year exceeded $142,800.

“Families First Act” means the Families First Coronavirus Response Act (including any changes in state or local Law that are analogous to provisions of the Families First Act or adopted to conform to the Families First Act) and any legislative or regulatory guidance issued pursuant to such Laws.

“FDA” has the meaning as set forth in Section 3.21(d).

“Final Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Closing Indebtedness as finally determined pursuant to Section 1.09, plus (iii) the amount, if any, by which the Closing Net Working Capital as finally determined pursuant to Section 1.09 exceeds the Upper Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Closing Net Working Capital as finally determined pursuant to Section 1.09 is less than the Lower Target Net Working Capital Amount, plus (v) the amount of Closing Cash as finally determined pursuant to Section 1.09, minus (vi) the amount of the Unpaid Transaction Expenses as finally determined pursuant to Section 1.09.

“Financial Statements” has the meaning as set forth in Section 3.05(a).

“Foreign Benefit Plan” has the meaning as set forth in Section 3.13(d).

“Fraud” means actual and intentional Delaware common law fraud with respect to the making of the representations contained in this Agreement by the party to this Agreement making such representations and warranties in ARTICLE III or ARTICLE IV of this Agreement, and, without limiting the foregoing, in order to constitute Fraud, requires that, at the time such representation or warranty was made, (a) such representation or warranty was materially inaccurate, (b) the party to this Agreement making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the material inaccuracy of such representation or warranty, (c) the party to the this Agreement making such representation or warranty had the specific intent to deceive the party to this Agreement to whom such representation or warranty was made and to induce such party to whom such representation or warranty was made to enter into this Agreement, and (d) the party to this Agreement to whom such representation or warranty was made acted in justifiable reliance on such materially inaccurate representation or warranty and suffered or incurred financial injury as a result of such reliance. For the avoidance of doubt, it is agreed and understood that “Fraud” does not include any equitable fraud, promissory fraud or unfair dealings fraud or any fraud based on negligence or recklessness or any torts based on negligence or recklessness.

“FTC” has the meaning as set forth in Section 10.04(c).

“Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.03(a) and Section 3.03(c).

“GAAP” means United States generally accepted accounting principles consistently applied in a manner consistent with the Group Companies’ past practice.

“Governmental Entity” means any federal, national, state, foreign, local or other government or any governmental, regulatory, administrative authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Guaranteed Obligations” has the meaning as set forth in Section 10.02(a).

“Group Companies” means the Company and each of its direct and indirect Subsidiaries.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including petroleum, asbestos, polychlorinated biphenyls (PCBs), per- and polyfluoralkyl substances (PEAS), flammable or explosive substances, and pesticides.

“HSR Act” has the meaning as set forth in Section 3.12.

“In-the-Money Option” means an Option which, if vested, entitles the holder thereof to a portion of the Closing Cash Payment (for the avoidance of doubt, after taking into account, among other things, the applicable exercise price of such Option and the provisions of the Equity Incentive Plan, the Option Agreement pursuant to which such Option was issued and the Company LLC Agreement (including Section 4.2 of the Company LLC Agreement)).

“Income Tax Liability” means, with respect to any jurisdiction, an amount equal to the liability for cash income Taxes of a Group Company for Pre-Closing Tax Periods that are unpaid as of the Closing Date and that (a) are first due after the Closing Date or (b) in the case the Closing occurs on or after January 1, 2022, are for Tax years beginning on or after January 1, 2021; provided that such amount shall not be less than zero (0).

“Income Tax Liability Accrual” means an amount equal to the sum of the Income Tax Liability separately calculated for (a) each jurisdiction in which a Group Company filed Tax Returns for income Taxes with respect to the last Tax year for which a Tax Return was due (taking into account any applicable extensions) and (b) each jurisdiction in which a Group Company commenced activities after the end of such Tax year; provided, however, that the “Income Tax Liability Accrual” shall (i) be determined in accordance with the past practices of such Group Company except as otherwise required by Law, (ii) not include any Taxes resulting from any action by the Parent on the Closing Date following the Closing that is outside the Ordinary Course of Business and not contemplated by the Transaction Documents (but shall not include any Taxes resulting from any financing arrangements entered into by the Parent in connection with the Contemplated Transactions), and (iii) reflect any Transaction Deductions in a Pre-Closing Tax Period to the extent permitted by applicable Law at least a “more likely than not” level, (iv) not include any Taxes arising from any election under Section 338 of the Code with respect to the Contemplated Transactions or other Tax election filed by the Parent after the Closing with retroactive effect to any Pre-Closing Tax Period, and (iv) in computing whether there is any taxable income resulting from application of Code Section 951 or Code Section 951A, the Group Company shall be deemed to have made any available so-called “high-tax exception” election under the Treasury Regulations (including any proposed regulations) promulgated under Code Section 954 and Code Section 951A to the extent the applicable member(s) of the Group Company qualify to make such elections and such elections would result in a reduction to taxable income resulting from Code Section 951 or Code Section 951A).

“Indebtedness” means, as of any particular time with respect to the Group Companies, any liability for any amount owed (including (w) unpaid interest, (x) premium thereon, (y) any prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any such Liability and (z) any payments or premiums attributable to, or which arise as a result of, a change of control of such Person or any Affiliate of such Person) in respect of, without duplication, (i) all indebtedness of the Group Companies for borrowed money, whether or not represented by bonds, debentures, notes or other securities (excluding all intercompany indebtedness between or among the Group Companies), (ii) all obligations of the Group Companies under finance leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Group Companies, (iii) deferred indebtedness of the Group Companies for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the Ordinary Course of Business), (iv) all obligations of the type referred to in clauses (i), (ii) and (iii) of this definition of any Person other than any Group Company the payment for which any Group Company is liable as guarantor, (v) obligations secured by any Lien (other than any Permitted Lien) existing on property owned by such Person, whether or not indebtedness secured thereby will have been assumed, (vi) the Income Tax Liability Accrual, (vii) all obligations of the Group Companies for letters of credit or banker’s acceptance solely to the extent drawn as of the applicable time of determination, (viii) payment obligations under any interest rate swap agreements or interest rate hedge agreements, (ix) any Deferred Payroll Taxes, and (x) all accrued employee retention bonuses and severance obligations, including the employer’s portion of any payroll, social security, unemployment or other Taxes or other amounts required to be paid by the Company in connection therewith. Notwithstanding the foregoing, “Indebtedness” shall not include (a) any letters of credit, performance bonds, banker’s acceptances or similar obligations, in each case, to the extent not drawn upon, (b) any short-term or long-term deferred revenue, (c) Tax liabilities other than as set forth in clauses (vi), (ix) and (x) of the preceding sentence of this definition of Indebtedness, (d) bank guarantees, (e) non-cancellable purchase commitments, surety bonds or performance bonds, (f) customer advances or deposits, (g) obligations under operating leases, or (h) any Transaction Expenses.

“Intellectual Property Right” means (i) patents and patent applications, (ii) trademarks, trade names, domain names, URLs, trade dress, brands, logos and service marks, and other source identifiers, including common law rights, registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered), rights associated with works of authorship, and registrations and applications for registration thereof, (iv) trade secrets and know-how, and (v) industrial designs.

“Interim Financial Statements” has the meaning as set forth in Section 3.05(a).

“IT Systems” has the meaning as set forth in Section 3.22(c).

“knowledge of the Company” and “the Company’s knowledge” mean the actual knowledge of the individuals set forth on Schedule 11.01(a) as of the applicable date, together with the knowledge that such Persons reasonably would have obtained after reasonable inquiry of their direct reports.

“Latest Balance Sheet” has the meaning as set forth in Section 3.05(a).

“Law” means any law, rule, regulation, judgment, injunction, Order, decree or other restriction of any Governmental Entity.

“Law Firm” has the meaning as set forth in Section 12.19(a).

“Leased Realty” has the meaning as set forth in Section 3.07(b).

“Leases” has the meaning as set forth in Section 3.07(c).

“Letter of Transmittal” has the meaning as set forth in Section 1.05(a).

“Liabilities” means all indebtedness, obligations and other liabilities of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) of a Person, regardless of whether such indebtedness, obligations or other liabilities would be required under GAAP to be accrued on the financial statements of such Person and regardless of whether such indebtedness, obligations, or other liabilities are immediately due and payable.

“Liens” means any liens, pledges, hypothecations, mortgages, security interests, charges, claims, restrictions or encumbrances of any nature (including any restrictions on the voting of any security or restrictions on the on the transfer, use or ownership of any security or other assets) (other than, in the case of a security, any restriction on transfer of such security arising under securities Laws).

“Lower Target Net Working Capital Amount” means negative $57,366,000.

“Management Services Agreement” means that certain Management Services Agreement, dated as of August 6, 2018, by and among GI Manager L.P., GI Generate Parent LLC, Cbr Systems, Inc. and California Cryobank LLC.

“Material Adverse Effect” means any change, event, effect, occurrence, circumstance or development (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the business, financial condition or result of operations of the Group Companies, taken as a whole; provided, that, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse Effect attributable to (A) the negotiation, execution, delivery, announcement, pendency or performance of this Agreement or the transactions contemplated by this Agreement; (B) operating, business, regulatory or other conditions in the industry in which the Group Companies operate; (C) general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (D) compliance with the terms of, or taking any action as expressly required by, this Agreement or any action taken at the written request of Parent; (E) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof; (F) the failure of any Group Company to meet or achieve the results set forth in any projection or forecast (provided that this clause (F) shall not prevent a determination that any Effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect)); (G) global, national or regional political conditions, including hostilities, acts of war (whether declared or undeclared), sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (H) hurricanes, earthquakes, floods or other natural disasters or acts of God; (I) the effects of COVID-19, epidemics, pandemics, disease outbreaks or any COVID-19 Measures or any change in such COVID-19 Measures; and (J) any of the matters disclosed on the Disclosure Schedules; provided, that, in the case of clauses (B), (C), (G), (H) and (I) above, if such Effect affects the Group Companies, taken as a whole, in a substantially disproportionate manner in comparison to other participants in the industry in which the Group Companies participate, then only the disproportionate aspect of such change or effect may be taken into account in determining whether a Material Adverse Effect has occurred or will occur.

“Material Contracts” has the meaning as set forth in Section 3.09(b).

“Merger” has the meaning as set forth in Section 1.01(a).

“Merger Consideration” means, collectively, the Series A Unit Merger Consideration, the Class A Common Unit Merger Consideration, the Class B Common Unit Merger Consideration, the Class C Common Unit Merger Consideration, the Class D Common Unit Merger Consideration and the Option Merger Consideration.

“Merger Consideration Schedule” means a spreadsheet provided by the Representative setting forth (i) with respect to each Series A Unit, the amount of the Per-Series A Unit Closing Consideration, (ii) with respect to each Class A Common Unit, the amount of the Per-Class A Common Unit Closing Consideration, (iii) with respect to each Class B Common Unit, the amount of the Per-Class B Common Unit Closing Consideration, (iv) with respect to each Class C Common Unit, the amount of the Per-Class C Common Unit Closing Consideration, (v) with respect to each Class D Common Unit, the amount of the Per-Class D Common Unit Closing Consideration, (vi) with respect to each Vested In-the-Money Option, the amount of the Per-Option Closing Consideration, (vii) with respect to each Securityholder, (A) the name, address, e-mail address (if available) of such Securityholder, (B) the number and type of Company Units held by, or subject to the Options held by, such Securityholder, (C) the number of Company Units subject to, and the exercise price per Company Unit in effect for, each Option held by such Securityholder, (D) the calculation of the Unitholder Closing Cash Payment and the Optionholder Closing Cash Payment payable to such Securityholder pursuant to Section 1.02 and Section 1.03, (E) the calculation of the Additional Merger Consideration payable to such Securityholder pursuant to Section 1.02 and Section 1.03 (to the extent such amount can be calculable at the time of delivery of the Merger Consideration Schedule or any Updated Merger Consideration Schedule, as applicable, hereunder), (F) the calculation of such Securityholder’s Pro Rata Percentage and (G) whether such Securityholder is an Employee Optionholder or Non-Employee Optionholder, and (viii) as, if and when the following information is contemplated by the terms of this Agreement to be included in the Merger Consideration Schedule (for the avoidance of doubt, the Merger Consideration Schedule that is delivered by the Representative in connection with the Closing does not need to include such information), (A) the portion of the Excess Amount that is payable to each of the Securityholders under Section 1.10(a), (B) the portion of the Remaining Escrow Amount that is payable to each of the Securityholders under Section 1.11, and (C) the portion of the Remaining Representative Reserve Fund Amount that is payable to each of the Securityholders under Section 1.13. The amounts specified in the Merger Consideration Schedule shall be calculated consistent with the amounts that would be received if the Closing Cash Payment and any Additional Merger Consideration were distributed pursuant to Section 4.2 of the Company LLC Agreement taking into account the applicable terms of the Company LLC Agreement, the Equity Incentive Plan and the applicable Option Agreements (including the exercise prices for the Options and the redistribution of the aggregate exercise price of all Vested In-the-Money Options pursuant to Section 4.2 of the Company LLC Agreement). Notwithstanding the foregoing, any Updated Merger Consideration Schedule shall reflect the Unreimbursed Representative Expense Amount as a reduction to the Additional Merger Consideration to which the Unitholders are entitled, which amount shall be paid to the Representative rather than the Unitholders.

“Merger Sub” has the meaning as set forth in the Preamble to this Agreement.

“Multiemployer Plan” has the meaning as set forth in Section 3(37) of ERISA.

“Net Working Capital” means the current assets of the Company, as of the Reference Time (consisting solely of the line item current asset accounts specified on the Reference Statement), minus the current liabilities of the Company, as of the Reference Time (consisting solely of the line item current liability accounts specified on the Reference Statement). Net Working Capital shall be prepared and calculated in accordance with the Accounting Principles and shall exclude long-term deferred revenue and any assets or liabilities with respect to (i) Cash, (ii) income Taxes, (iii) Indebtedness, (iv) Transaction Expenses, (v) any Excluded Payroll Taxes required to be paid in connection with any Transaction Expenses and (vi) any Deferred Payroll Taxes.

“Non-Employee Optionholders” shall mean Optionholders who are not, and have not been, employees of any Group Company.

“Nonparty Affiliates” has the meaning as set forth in Section 12.17.

“Objections Statement” has the meaning as set forth in Section 1.09.

“Offer Letter” has the meaning as set forth in the Recitals to this Agreements.

“Option” means any option to purchase any Common Units issued pursuant to the Equity Incentive Plan.

“Option Acknowledgement Agreement” has the meaning as set forth in Section 1.05(b).

“Option Acknowledgement Deadline” has the meaning set forth in Section 1.03(b).

“Option Agreement” means any notice of grant of option, option agreement or similar agreement between the Company and an Optionholder with respect to an Option.

“Option Merger Consideration” means the aggregate consideration to which holders of Options become entitled pursuant to Section 1.03.

“Optionholder” means a holder of an Option outstanding and exercisable at the Effective Time.

“Optionholder Closing Cash Payment” means the portion of the Closing Cash Payment that is payable to Optionholders in respect of their Vested In-the-Money Options, as determined in accordance with the Merger Consideration Schedule (for the avoidance of doubt, disregarding any applicable withholdings).

“Order” has the meaning as set forth in Section 3.11(b).

“Ordinary Course of Business” means the ordinary course of business of the Group Companies, consistent with past practice, subject to such changes made by the Company and/or any of its Subsidiaries that are (i) in compliance with applicable Law (including any COVID-19 Measures) or (ii) solely with respect to the period of time ending as of the date hereof, any COVID-19 Response.

“Organizational Documents” means the certificate of formation of the Company, as amended and/or restated, and the Company LLC Agreement.

“Outside Date” has the meaning as set forth in Section 9.01(d).

“Owned Real Property” has the meaning as set forth in Section 3.07(a).

“Parachute Payment Waivers” has the meaning set forth in Section 6.05(e).

“Parachute Payments” has the meaning set forth in Section 6.05(e).

“Parent” has the meaning as set forth in the Preamble to this Agreement.

“Parent Arrangements” has the meaning set forth in Section 3.13(e).

“Parent Fiscal Quarter” shall mean any fiscal quarter of Parent ending on any of January 31, April 30, July 31 or October 31.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of the Parent or the Merger Sub to, in a timely manner, enter into, perform its obligations under, or consummate the transactions contemplated by this Agreement.

“Parent Released Party” has the meaning as set forth in Section 6.06(c).

“Parent Releasing Party” has the meaning as set forth in Section 6.06(a).

“Parent’s Representatives” has the meaning as set forth in Section 5.02.

“Party” or “Parties” have the meaning as set forth in the Preamble to this Agreement.

“Paying Agent” has the meaning as set forth in Section 1.12.

“Paying Agent Agreement” has the meaning as set forth in Section 1.12.

“Payoff Letter” has the meaning as set forth in Section 5.05.

“Per-Class A Common Unit Additional Consideration” means, with respect to each Class A Common Unit, the portion of the Additional Merger Consideration which the holder of such Class A Common Unit is entitled to receive in respect of such Class A Common Unit, as determined in accordance with the Merger Consideration Schedule.

“Per-Class A Common Unit Closing Consideration” means, with respect to each Class A Common Unit, the portion of the Closing Cash Payment which the holder of such Class A Common Unit is entitled to receive in respect of such Class A Common Unit, as determined in accordance with the Merger Consideration Schedule.

“Per-Class B Common Unit Additional Consideration” means, with respect to each Class B Common Unit, the portion of the Additional Merger Consideration which the holder of such Class B Common Unit is entitled to receive in respect of such Class B Common Unit, as determined in accordance with the Merger Consideration Schedule.

“Per-Class B Common Unit Closing Consideration” means, with respect to each Class B Common Unit, the portion of the Closing Cash Payment which the holder of such Class B Common Unit is entitled to receive in respect of such Class B Common Unit, as determined in accordance with the Merger Consideration Schedule.

“Per-Class C Common Unit Additional Consideration” means, with respect to each Class C Common Unit, the portion of the Additional Merger Consideration which the holder of such Class C Common Unit is entitled to receive in respect of such Class C Common Unit, as determined in accordance with the Merger Consideration Schedule.

“Per-Class C Common Unit Closing Consideration” means, with respect to each Class C Common Unit, the portion of the Closing Cash Payment which the holder of such Class C Common Unit is entitled to receive in respect of such Class C Common Unit, as determined in accordance with the Merger Consideration Schedule.

“Per-Class D Common Unit Additional Consideration” means, with respect to each Class D Common Unit, the portion of the Additional Merger Consideration which the holder of such Class D Common Unit is entitled to receive in respect of such Class D Common Unit, as determined in accordance with the Merger Consideration Schedule.

“Per-Class D Common Unit Closing Consideration” means, with respect to each Class D Common Unit, the portion of the Closing Cash Payment which the holder of such Class D Common Unit is entitled to receive in respect of such Class D Common Unit, as determined in accordance with the Merger Consideration Schedule.

“Per-Option Additional Consideration” means, with respect to each Vested In-the-Money Option, the portion of the Additional Merger Consideration which the holder of such Vested In-the-Money Option is entitled to receive in respect of such Vested In-the-Money Option, as determined in accordance with the Merger Consideration Schedule (for the avoidance of doubt disregarding any applicable withholdings).

“Per-Option Closing Consideration” means, with respect to each Vested In-the-Money Option, the portion of the Closing Cash Payment which the holder of such Vested In-the-Money Option is entitled to receive in respect of such Vested In-the-Money Option, as determined in accordance with the Merger Consideration Schedule (for the avoidance of doubt, disregarding any applicable withholdings). Further, the Per-Option Closing Consideration with respect to any Vested In-the-Money Option shall take into account, among other things, the exercise price of such Vested In-the-Money Option.

“Per-Series A Unit Additional Consideration” means, with respect to each Series A Unit, the portion of the Additional Merger Consideration which the holder of such Series A Unit is entitled to receive in respect of such Series A Unit, as determined in accordance with the Merger Consideration Schedule.

“Per-Series A Unit Closing Consideration” means, with respect to each Series A Unit, the portion of the Closing Cash Payment which the holder of such Series A Unit is entitled to receive in respect of such Series A Unit, as determined in accordance with the Merger Consideration Schedule.

“Permits” has the meaning as set forth in Section 3.15(a).

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which adequate reserves have been established on the Latest Balance Sheet; (ii) construction, mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Real Property or registered agreements with municipalities or public utilities that are not violated by the current use and operation of the Real Property; (iv) covenants, conditions, restrictions, easements, rights of way and other matters of record affecting title to the Real Property; (v) liens disclosed on the Latest Balance Sheet; (vi) any non-exclusive licenses under any Company Intellectual Property Rights granted by any Group Company to any third party in the Ordinary Course of Business; (vii) other liens and encumbrances the existence of which do not materially detract from the value or materially interfere with any present or intended use of the property or assets of the Group Companies; (viii) liens encumbering the underlying fee interest of any Leased Realty; (ix) matters that would be disclosed by an inspection or accurate survey of the Real Property; (x) landlords’ liens (whether statutory or contractual pursuant to the terms of the Leases), (xi) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (xii) purchase money liens and liens securing rental payments under capital lease arrangements and (xiii) those matters listed on the attached Schedule 11.01(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Personal Information” has the same meaning as the term “personal data,” “personal information,” “protected health information” or the equivalent under applicable Data Protection Laws.

“PH” has the meaning as set forth in Section 12.10.

“Pre-Closing Series A Majority” has the meaning as set forth in Section 10.01(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and the portion of any Straddle Period ending on the Closing Date.

“Pre-Signing Confidentiality Agreement” means those agreements by and between the Company and any of its Subsidiaries, on the one hand, and Persons expressing an interest in acquiring a material ownership interest in the capital stock or assets of the Group Companies taken as a whole, on the other hand, in connection with the process leading to the transactions contemplated by this Agreement, governing the confidentiality of information about the Group Companies and their respective businesses.

“Privacy Policies” means each external or internal policy or notice relating to Personal Information, including privacy policies.

“Pro Rata Percentage” means, with respect to any Securityholder, the percentage set forth on the Merger Consideration Schedule with respect to such Securityholder.

“Process” or “Processing” or “Processed” means any operation or set of operations which is performed on Personal Information, whether or not by automated means, such as the access, use, collection, treatment, processing, structuring, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal, dissemination, restriction, erasure, destruction or combination of such data.

“Real Property” means, collectively, the Owned Real Property and the Leased Realty.

“Reference Time” means 12:01 a.m. Pacific Time on the Closing Date.

“Reference Statement” has the meaning as set forth in Section 1.10(c).

“Registered IP” has the meaning as set forth in Section 3.10(a).

“Regulatory Laws” means all Laws, to the extent applicable to the Group Companies, relating to medical products or investigational products (including, but not limited to, human cell or tissue banks or human cell or tissue products, human reproductive material, clinical laboratory or diagnostic tests, drugs and biologics), healthcare fraud and abuse, provider networks, data privacy and security, patient confidentiality and informed consent, medical waste, corporate practice of medicine, fee-splitting, anti-markup rules, billing and claims submission and clinical laboratory services, including, without limitation, the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 262 et seq.), the Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the criminal False Statements Law (42 U.S.C. Section 1320a-7b(a)), 18 U.S.C. Sections 286, 287, 1035, 1347 and 1349, the health care fraud criminal provisions under HIPAA, the Stark Law (42 U.S.C. Section 1395nn), the Civil Monetary Penalties Laws (42 U.S.C. Section 1320a-7a), the exclusion law (42 U.S.C. Section 1320a-7), HIPAA, as amended by the HITECH Act, the Medicare statute (Title XVIII of the Social Security Act), the Medicaid statute (Title XIX of the Social Security Act), any other law regarding a government sponsored or funded healthcare program and the rules and regulations promulgated under the foregoing statutes and any state or non-U.S. counterpart thereof.

“Related Person” has the meaning as set forth in Section 3.17.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Remaining Escrow Amount” has the meaning as set forth in Section 1.11(b).

“Remaining Representative Reserve Fund Amount” has the meaning as set forth in Section 1.13.

“Representative” has the meaning as set forth in the Preamble to this Agreement.

“Representative Reserve Fund” has the meaning as set forth in Section 1.13.

“Resolved Matters” has the meaning as set forth in Section 1.09.

“Safety Notices” has the meaning as set forth in Section 3.21(f).

“Sanctions” means all applicable trade and economic sanctions laws and regulations, including sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Department of State.

“Schedule” has the meaning as set forth in Section 10.02.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning as set forth in Section 3.04(b).

“Securityholder Released Party” has the meaning as set forth in Section 6.06(a).

“Securityholder Releasing Party” has the meaning as set forth in Section 6.06(c).

“Securityholders” means the Unitholders and Optionholders.

“Seller Parties” has the meaning as set forth in Section 12.19(a).

“Series A Unit Merger Consideration” means the aggregate consideration to which holders of Series A Units become entitled pursuant to Section 1.02(a)(i).

“Series A Unitholder” means a holder of Series A Units.

“Series A Units” means the Series A Preferred Units of the Company.

“Straddle Period” means any Taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Surviving Company” has the meaning as set forth in Section 1.01(a).

“Tax” (and, with correlative meaning, “Taxes” or “Taxable”) means (a) any U.S. federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever (whether disputed or not), including any interest penalties imposed by any Governmental Entity, and (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement) for any Taxable period.

“Tax Return” means any return, statement, report, form or other document (including estimated Tax returns and reports, withholding Tax returns and reports, and information returns and reports), including amendments thereof and schedules or any related or supporting information, filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Trade Laws” means, with respect to any Person, all applicable customs, import and export Laws in jurisdictions in which such Person or any of its Subsidiaries does business or is otherwise subject to jurisdiction, including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce.

“Transaction” has the meaning as set forth in Section 12.19(a).

“Transaction Deductions” means all Tax deductions available to any Group Company as a result of the repayment of Closing Indebtedness, the payment of Unpaid Transaction Expenses and payments of amounts that would have been Unpaid Transaction Expenses but for the fact that they were paid prior to the Closing, and any amounts paid to the holders of Vested-In-the-Money Options pursuant to ARTICLE I.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement and any and all certificates, agreements, documents or other instruments to be executed and delivered by any Person in connection with the Contemplated Transactions, any exhibits, attachments or schedules to any of the foregoing, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Transaction Expenses” means all out of pocket fees, costs and expenses that remain unpaid at the Closing, which were incurred by or on behalf of any Group Company as a result of actions taken, or any Contract entered into, by any Group Company prior to the Closing, and arising from, incurred in connection with or related to the negotiation, preparation, execution and performance of this Agreement and the Transaction and any similar or alternative transactions (including transactions with other potential acquirers or investors and including any initial public offering, direct listing or “deSPAC” transaction), if any, in connection with the transactions leading hereto, including: (a) third party fees, costs and expenses (including those payable to investment bankers, attorneys, accountants and other consultants and advisors of any Group Company that are retained by such Group Company prior to the Closing and that performed services in connection with the Contemplated Transactions), (b) any sale, change in control, transaction or retention bonus or severance to be paid to any current or former employee, director, officer or other service provider of any of the Group Companies at or after the Closing pursuant to any agreement to which any of the Group Companies is a party prior to the Effective Time that becomes payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (the “Employee Transaction Expenses”), and (c) the employer’s portion of any payroll, social security, unemployment or other Taxes or other amounts required to be paid by the Company in connection with any of the Employee Transaction Expenses and any amounts to be paid to holders of Vested-In-the-Money Options hereunder, excluding any Excluded Payroll Taxes; provided, that in no event shall “Transaction Expenses” include (i) any of the foregoing payments that are triggered by a termination of employment (A) by or at the direction of Parent or any of its Affiliates (including, after the Closing, any of the Group Companies) or (B) at any time after the Closing, (ii) any fees payable to the Escrow Agent under the Escrow Agreement, (iii) any fees payable to the Paying Agent under the Paying Agent Agreement, (iv) fifty percent (50%) of any Transfer Taxes, (v) any fees payable in connection with the Additional Tail Coverage or (vi) any fees in connection with any filing or submission under any Antitrust Law in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby.

“Unitholder” means a Series A Unitholder, Class A Common Unitholder, Class B Common Unitholder, Class C Common Unitholder and Class D Common Unitholder.

“Unitholder Closing Cash Payment” means the portion of the Closing Cash Payment that is payable to Unitholders in respect of their Company Units, as determined in accordance with the Merger Consideration Schedule.

“Unpaid Transaction Expenses” means any Transaction Expenses that have not been paid as of the Reference Time.

“Unreimbursed Representative Expense Amount” means an amount equal to any fees, costs or expenses incurred by the Representative in the performance of its obligations as the Representative, in each case which have not been reimbursed to the Representative (whether pursuant to this Agreement, the Escrow Agreement or otherwise), minus (b) the amount then remaining in the Representative Reserve Fund.

“Updated Merger Consideration Schedule” has the meaning set forth in Section 5.04(b).

“Upper Target Net Working Capital Amount” means negative $46,936,000.

“U.S.” or “United States” means the United States of America.

“Vested In-the-Money Option” has the meaning as set forth in Section 1.03.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Willful Breach” means a willful, intentional and material breach of this Agreement by a party hereto having knowledge that the action taken or not taken constitutes a breach of this Agreement.

11.02 Other Interpretive Provisions.

(a) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined herein, shall have the meaning as defined in this Agreement.

(b) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(c) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(d) Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(e) Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive.

(f) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(g) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(h) Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(i) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

ARTICLE XII

MISCELLANEOUS

12.01 Confidentiality; Press Releases and Communications.

(a) Parent shall hold, and shall cause its representatives to hold, in confidence all documents and information furnished to it by or on behalf of the Group Companies or its Affiliates in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement between the Parent and GI Partners Acquisitions LLC dated July 14, 2021 (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date; provided, however, that the Parent’s obligations under the Confidentiality Agreement shall terminate upon the Closing only in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) relating to the Group Companies that is transferred to the Parent pursuant to the consummation of the transactions contemplated hereby.

(b) As soon as reasonably practicable after the date of this Agreement, the Company shall, to the extent it has the right to do so under the applicable Pre-Signing Confidentiality Agreements, instruct each Person who executed a Pre-Signing Confidentiality Agreement to promptly return or destroy all Proprietary Information in the possession of such Person. Prior to the earlier of the termination of this Agreement and the Effective Time, without the Parent’s prior written consent, the Company shall not, to the extent relating to an Acquisition Transaction, release any third party from, or waive, amend or modify any provision of, or grant permission under, any Pre-Signing Confidentiality Agreement.

(c) The Company shall not, and the Company shall cause each of its representatives and the other Group Companies (and each of their respective representatives) not to, directly or indirectly, issue any press release or other public statement (including through social media and other online platforms) relating to the terms of this Agreement or the Transaction, without the prior written approval of the Parent (not to be unreasonably withheld, conditioned or delayed), unless to the extent required by applicable Law, in which case the Company shall advise the Parent of any such requirements and allow the Parent reasonable time to comment on such press release or other public statement in advance of such issuance to the extent practicable and to the extent permitted by Law. The Parent shall not, and the Parent shall cause each of its representatives and Affiliates (and each of their respective representatives) not to, directly or indirectly, issue any press release or other public statement

(including through social media and other online platforms) relating to the terms of this Agreement or the Transaction, without the prior written approval of the Representative (not to be unreasonably withheld, conditioned or delayed), unless to the extent (i) required by applicable Law (in which case the Parent shall use commercially reasonable efforts to advise the Representative of any such requirement and allow the Representative reasonable time to comment on such press release or other public statement in advance of such issuance to the extent practicable and to the extent permitted by Law), (ii) made in connection with any public disclosure required by the SEC, FINRA or any other Governmental Entity (in which case the Parent shall use commercially reasonable efforts to advise the Representative of any such requirements and allow the Representative reasonable time to comment on such press release or other public statement in advance of such issuance to the extent practicable and to the extent permitted by Law), and (iii) in connection with customary discussions and calls with investors and analysts, including on Ultimate Parent’s periodic earnings calls; provided, however, that none of the Parent or any of its Affiliates shall disclose the amount of any consideration or payments paid to any individual Securityholder under this Agreement or any other information with respect to any individual Securityholder. Notwithstanding anything herein to the contrary, (a) any Unitholder as of the date hereof (or any Affiliate of any such Unitholder) that is a private equity firm (including, without limitation, GI Partners) may provide information relating to this Agreement and/or the transactions contemplated by this Agreement in connection with fundraising, marketing, informational, transactional or reporting activities at any time, (b) the Group Companies shall be permitted to make announcements from time to time to the respective employees, customers, suppliers and other business relations of the Group Companies and otherwise as the Company may reasonably determine is necessary to comply (or cause any other Group Company to comply) with applicable Law or the requirements of any Contract to which any Group Company is a party or otherwise bound, and (c) nothing contained herein shall limit or restrict the right of the Company, the Parent or any of their respective Affiliates in respect of any Action that may arise or be commenced between the Company, any Unitholder, on the one hand, and the Parent or any Affiliate thereof, on the other hand.

12.02 Expenses. Except as otherwise expressly provided herein, each of the Company, the Securityholders, the Parent, the Merger Sub and the Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.

12.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via email to the email address set out below (in which case effectiveness shall be, (i) upon confirmation of receipt (excluding out-of-office or other similar automated replies) or (ii) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m. Pacific Time on a Business Day, on such Business Day, and if such electronic mail is sent on or after 5:00 p.m. Pacific Time on a Business Day or sent not on a Business Day, the next Business Day), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

Notices to Ultimate Parent, the Parent, the Merger Sub and/or, if after the Closing, the Company:

CooperSurgical, Inc.

75 Corporate Drive

Trumbull, CT 06611

Attention: Matthew Topliff

Email: matthew.topliff@coopersurgical.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Tad J. Freese and Mark M. Bekheit

Email: tad.freese@lw.com and mark.bekheit@lw.com

Notices to the Representative:

GI Partners Acquisitions LLC

188 The Embarcadero

7th Floor

San Francisco, CA 94105

Attention: Dave Kreter and David Smolen

Email: dave@gipartners.com and david.smolen@gipartners.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP

101 California Street

Forty-Eighth Floor

San Francisco, CA 94111

Attention: Brandon Howald

Email: brandonhowald@paulhastings.com

Notices to the Company (prior to the Closing):

Generate Life Sciences

11915 La Grange Avenue

Los Angeles, CA 90025

Attention: Richard Jennings

Email: rjennings@cryobank.com

with copies to (which shall not constitute notice):

GI Partners Acquisitions LLC

188 The Embarcadero

7th Floor

San Francisco, CA 94105

Attention: Dave Kreter and David Smolen

Email: dave@gipartners.com and david.smolen@gipartners.com

and

Generate Life Sciences

11915 La Grange Avenue

Los Angeles, CA 90025

Attention: Margaret Howell

Email: mhowell@generate.com

and

Paul Hastings LLP

101 California Street

Forty-Eighth Floor

San Francisco, CA 94111

Attention: Brandon Howald

Email: brandonhowald@paulhastings.com

12.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or delegate its rights or obligations under this Agreement without the consent of each other Party hereto, except that the Parent or the Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of their Affiliates at any time and (b) after the Effective Time, to any Person that acquires (whether by merger, purchase of stock, purchase of assets or otherwise), or is the successor or surviving entity in any such acquisition, merger or other transaction involving, the Parent or the Surviving Company; provided, that, in each case of clauses (a) and (b), such transfer or assignment shall not relieve the Parent or the Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto.

12.05 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed; provided, that if any such determination of invalidity or unenforceability shall affect the economic or legal substance of the Transaction in a manner materially adverse to any Party, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

12.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “threatened” or any variation thereof means “threatened in writing.” The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

12.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.08 Amendment and Waiver. Any provision of this Agreement may be amended or waived, but only in a writing and signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is so effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

12.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related to the subject matter hereof in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements. The parties agree that any drafts of this Agreement or any other Transaction Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any other Transaction Document, and each of the parties agrees that no party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or proceeding among any of the foregoing or for any other purpose. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

12.10 Third Party Beneficiaries. Section 6.06 of this Agreement is intended for the benefit of, and shall be enforceable by, the Securityholders and the other Release Parties. Section 6.03 shall be enforceable by the D&O Indemnified Parties. In addition, (a) the Representative shall have the right, but not the obligation, to enforce any rights of the Company or the Securityholders under this Agreement, and (b) Paul Hastings LLP (“PH”) shall have the right to enforce its rights under Section 12.19. Section 12.17 shall be enforceable by the Persons against whom recourse may not be sought, as provided therein. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement other than, prior to the Effective Time, the holders of Company Units and/or Options to pursue damages for losses incurred as a result of their status as holders of Company Units and/or Options, or any other relief, including equitable relief, in the event of the Parent’s or the Merger Sub’s breach of this Agreement, which rights shall only be enforceable on behalf of such holders of Company Units and/or Options by the Company, as the agent of and on behalf of its unitholders and optionholders, in its sole and absolute discretion, all of which rights are hereby acknowledged and agreed by the Parent and the Merger Sub.

12.11 Waiver of Trial by Jury. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY OF THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12 Parent Deliveries. Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered,” “provided” or “made available” to the Parent or any of its representatives means that such information, document or other material was (a) posted to the electronic data room hosted by or on behalf of the Group Companies at Intralinks in connection with the Transaction and accessible by the Parent and its Representatives or (b) sent (including via email) to the Parent or any of its representatives by the Company or any of its representatives, in each case, no later than two (2) hours prior to the execution of this Agreement.

12.13 Delivery by Facsimile or Email. This Agreement and any signed agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or via electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

12.14 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.

12.15 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.16 Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought before and determined exclusively by the Delaware Court of Chancery of the State of Delaware; provided, that if the Delaware Court of Chancery does not have jurisdiction, any such Action shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action that is brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.03 shall be deemed effective service of process on such Party.

12.17 No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made, subject to Section 8.01, only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, stockholder, owner, partner, manager, equityholder, controlling person, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, stockholder, owner, partner, manager, equityholder, controlling person, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

12.18 Specific Performance.

(a) Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, subject to and without limiting Section 12.18(b) below (if applicable), such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b) To the extent the Company or the Representative brings any Action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of any of the terms or provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended to the date that is the fifth (5th) Business Day after the presiding Governmental Entity issues a final Order that is no longer subject to appeal or such later date as may be established by the presiding Governmental Entity.

12.19 Legal Representation; Waiver of Conflicts; Attorney-Client Privilege.

(a) Each party to this Agreement, on behalf of its directors, managers, members, partners, stockholders, owners, officers, employees and Affiliates, acknowledges that (i) one or more of (A) the Company and its Subsidiaries and (B) any of the Securityholders and/or any of their respective Affiliates (individually and collectively, any and all of the Persons described in this clause (B), the “Securityholder Group”) have retained PH (“Law Firm”) to act as their counsel in connection with the negotiation, preparation, execution, and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby (the “Transaction”), (ii) Law Firm has not acted as counsel for any other Person in connection with the Transaction and (iii) no Person other than the Company, its Subsidiaries and the Securityholder Group has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof. The Parent, on its own behalf and on behalf of its directors, members, managers, partners, owners, officers, employees, stockholders, optionholders and Affiliates, (1) waives and will not assert, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) to waive and not assert, any conflict of interest relating to Law Firm’s representation after the Closing of any member of the Securityholder Group in any matter involving the Transaction (including any litigation, arbitration, mediation, or other proceeding), and (2) consents to, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) to consent to, any such representation, even though in each case (x) the interests of such member of the Securityholder Group may be directly adverse to the Parent, the Company, or any of their Subsidiaries, (y) Law Firm may have represented the Company or its Subsidiaries in a substantially related matter and/or (z) Law Firm may be handling other ongoing matters for the Parent, the Company, or any of their respective Subsidiaries.

(b) The Parent agrees that, after the Closing, neither the Parent, the Company, nor any of their Subsidiaries will have any right to access or control any of Law Firm’s records relating to or affecting the Transaction, which will be the property of (and be controlled by) Representative. In addition, the Parent agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Company and its Subsidiaries. Accordingly, the Parent will not, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) not to, use any Attorney-Client Communication remaining in the records of the Company or any of its Subsidiaries after Closing in a manner that may be adverse to any member of the Securityholder Group.

(c) The Parent agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Company and its Subsidiaries), that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Securityholder Group and will not pass to or be claimed by the Parent, the Company, or any of their respective Subsidiaries and (ii) the Representative will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, the Parent will not, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) not to, assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a member of the Securityholder Group. Furthermore, the Parent agrees, on its own behalf and on behalf of each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries), that in the event of a dispute between any member of the Securityholder Group, on the one hand, and the Company or any of its Subsidiaries, on the other hand, arising out of or relating to any matter in which Law Firm jointly represented both parties, none of the attorney-client privilege, the expectation of client confidence, or any right to any other evidentiary privilege will protect from disclosure to such member of the Securityholder Group any information or documents developed or shared during the course of Law Firm’s joint representation.

(d) Notwithstanding anything to the contrary herein, in the event that a dispute arises between the Parent or its Affiliates (including any Group Company), on the one hand, and any Person (other than any member of the Securityholder Group or any Governmental Entity), on the other hand, the Parent and its Affiliates (including any Group Company) may assert the attorney-client privilege or the expectation of client confidence to prevent disclosure of confidential communications to such Person; provided, however, that neither the Parent nor any of its Affiliates (including any Group Company) may waive such privilege without the prior written consent of the Representative.

*        *        *         *

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	GI GENERATE PARENT LLC

	By:	/s/ David A. Smolen
Name: David A. Smolen
Title: Secretary

Representative:	GI PARTNERS ACQUISITIONS LLC, solely in its capacity as the Representative

	By:	GI Manager L.P.
	Its:	Manging Member

	By:	/s/ David A. Smolen
Name: David A. Smolen
Title: General Counsel

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Ultimate Parent:	THE COOPER COMPANIES, INC.

	By:	/s/ Mark J. Drury
Name: Mark J. Drury
Its: Vice President, General Counsel & Secretary

Parent:	COOPERSURGICAL, INC.

	By:	/s/ Matthew Topliff
Name: Matthew Topliff
Its: EVP, Business Development & Strategy

Merger Sub:	BRUIN MERGER SUB, LLC

	By:	/s/ Matthew Topliff
Name: Matthew Topliff Its: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]